Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

LUMIGEN, INC.,

BECKMAN COULTER, INC.,

NLACQCO INC.,

THE UNDERSIGNED SHAREHOLDERS,

and the

SHAREHOLDERS REPRESENTATIVE

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of September 29, 2006, by and among Lumigen, Inc., a Michigan corporation (the “Company”), Beckman Coulter, Inc., a Delaware corporation (“Buyer”), and NLAcqCo Inc., a Michigan corporation and a wholly-owned subsidiary of Buyer (“Buyer Sub”), the undersigned Shareholders of the Company and A. Paul Schaap as the Shareholders Representative. Buyer, Buyer Sub, the Company and the Shareholders are sometimes individually referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

The Parties desire that Buyer Sub merge with and into the Company, with the Company being the surviving corporation, so that the separate existence of Buyer Sub will cease, and the Company will assume by operation of law all assets and liabilities of Buyer Sub and thereafter continue as the surviving corporation.

Each of the respective Boards of Directors of Buyer, Buyer Sub, and the Company have approved this Agreement and the Merger.

The Company has only issued Common Stock.

The undersigned Shareholders represent collectively no less than 648,000 of the issued and outstanding shares of Common Stock of the Company and have approved this Agreement and the Merger.

Capitalized terms shall have the meanings set forth in Article 14 hereto or as they may be defined elsewhere in this Agreement.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

1. THE MERGER.

1.1 Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Michigan Business Corporation Act (the “MBCA”), at the Effective Time, Buyer Sub shall be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Buyer Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Buyer Sub in accordance with the MBCA.

1.2 Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Beckman Coulter, Inc., 4300 North Harbor Boulevard, Fullerton, California 92835 at 10:00 a.m. (local time) on the date which is two (2) business days after all of the conditions in Article 8 and Article 9 have been satisfied or waived or at such other time and place as the Parties may agree. The Closing shall be deemed effective as of 11:59 p.m. on the

Closing Date. Subject to the provisions of Article 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

1.3 Effective Time. At the Closing, Buyer, Buyer Sub and the Company shall cause the Merger to be consummated by duly filing a properly executed Certificate of Merger in the form attached hereto as Exhibit A with the State of Michigan Department of Labor and Economic Growth, in accordance with the relevant provisions of the MBCA. The time the Merger becomes effective in accordance with applicable Legal Requirements is referred to herein as the “Effective Time”.

1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Buyer Sub shall become the debts, liabilities and duties of the Surviving Corporation. In addition, the approval of the Merger by the requisite percentage of the Shareholders shall constitute approval by each Shareholder of (i) the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Amount in escrow, (ii) the indemnity provisions contained in Article 11 hereof, and (iii) the appointment and authority of the Shareholders Representative as described in Section 13.12 below.

1.5 Articles of Incorporation and Bylaws. As of the Effective Time, the Articles of Incorporation of Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the MBCA and such Articles of Incorporation. As of the Effective Time, the Bylaws of Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the MBCA and such Bylaws.

1.6 Directors and Officers. The directors of Buyer Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Buyer Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Buyer Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Buyer Sub, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of each of such corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

2. EFFECT OF THE MERGER ON CAPITAL STOCK.

2.1 Effect on Capital Stock of Buyer Sub. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Buyer or Buyer Sub, each share of common stock of Buyer Sub that is issued and outstanding immediately prior to the Effective Time shall be converted, as of the Effective Time, into one fully paid and non-assessable share of common stock of the Surviving Corporation.

2.2 Effect on Capital Stock of Company: Payment of Total Merger Consideration. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Buyer or Buyer Sub, but subject to Section 2.3, each share of common stock of the Company, whether voting or nonvoting (“Common Stock”) that is issued and outstanding immediately prior to the Effective Time (a “Share” or the “Shares”) shall be cancelled and extinguished and converted, upon surrender of the certificate representing such Share (“Certificate”), into the right to receive an amount of Total Merger Consideration as set forth in Schedule 2.2 (“Merger Consideration”).

The “Total Merger Consideration” means the Closing Merger Consideration, as adjusted pursuant to Section 3.4 and Section 11.8. The “Closing Merger Consideration” means One Hundred Eighty Five Million Dollars ($185,000,000), plus the Estimated Working Capital Surplus, if any, or minus the Estimated Working Capital Deficiency, if any, each as described in Section 3.1 below.

2.3 Payment of Closing Merger Consideration.

(a) Promptly following the Effective Time, Buyer shall deposit into an escrow with Wells Fargo Bank, National Association (the “Escrow Agent”) cash in an amount equal to Fifteen Million Dollars ($15,000,000) (the “Escrow Amount”), by wire transfer to an account specified by the Escrow Agent, which is to be held to secure Shareholders’ obligations under Section 3.4(a) and Article 11 below. The Escrow Amount shall be held and released by the escrow agent in accordance with an escrow agreement in the form of Exhibit B (the “Escrow Agreement”) to be executed at the Closing by Buyer, the Shareholders Representative and the Escrow Agent.

(b) Promptly following the receipt by Buyer after the Effective Time of a certificate representing Shares held by a Shareholder, Buyer shall deliver to such Shareholder by wire transfer of immediately available funds to an account designated by such Shareholder, an amount equal to such Shareholder’s portion of the Closing Merger Consideration, minus such Shareholder’s portion of the Escrow Amount, each as set forth on Schedule 2.2.

2.4 Lost Certificates. If any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed, and an agreement by such Shareholder to indemnify against any claim that shall be made against the Surviving Corporation or Buyer with respect to such certificate, Buyer will deliver in exchange for such lost, stolen or destroyed certificate the consideration to be paid in respect of the Shares represented by such certificate as contemplated by this Agreement.

2.5 Stock Books. Immediately prior to the Closing Date, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of the Company. From and after the Closing Date, the Shareholders shall cease to have any rights with respect to the Shares except as otherwise provided for herein.

2.6 Stock Options. Hashem Akhavan-Tafti is the sole holder of all outstanding options and other Commitments. Mr. Akhavan-Tafti holds options to purchase 90,000 shares of unissued Common Stock. Mr. Akhavan-Tafti and the Company agree that at or before the Closing, Mr. Akhavan-Tafti will (i) exercise the Options as to 67,500 shares of Common Stock of the Company for $57.78 each and pay to the Company said exercise price, and (ii) will surrender for cancellation his remaining balance of the Options and deliver to the Company an executed general release with respect to the cancelled portion of the Options. Immediately upon exercise of such Options, and as a condition to the issuance and delivery of the 67,500 shares of Common Stock of the Company underlying such Options, Mr. Akhavan-Tafti will pay to the Company the amount necessary to satisfy the Company’s obligations to collect and pay over all applicable Taxes to the proper Governmental Authorities required by reason of such exercise. All Options and Commitments that are not exercised prior to the Closing shall be cancelled, retired, and extinguished and shall terminate and expire as of the Effective Time and the Company shall take all actions necessary to timely effectuate such termination. Neither Buyer nor the Surviving Corporation shall assume, become responsible for or otherwise assume any obligations with respect to, any outstanding options, warrants or other Commitments to purchase or otherwise acquire capital stock of the Company, and no consideration shall be delivered or deliverable in respect thereof.

2.7 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, as and if applicable, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by Shareholders who did not vote in favor of the Merger (the “Dissenting Shares”), which Shareholders comply with all of the relevant provisions of the applicable Legal Requirements (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under applicable Legal Requirements. The Company shall give Buyer (a) prompt notice of any demands for appraisal of any Shares or attempted withdrawals of such demands and any other instruments served pursuant to applicable Legal Requirements and received by the Company relating to the Dissenting Shareholders’ rights of appraisal, and (b) the opportunity to direct, in its reasonable business judgment, all negotiations and proceedings with respect to demands for appraisal under applicable Legal Requirements. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be converted into the right to receive, as of the Effective Time, its pro rata portion of the Closing Merger Consideration pursuant to this Agreement.

3. WORKING CAPITAL ADJUSTMENT.

3.1 Determination of Closing Merger Consideration; Initial Adjustment

(a) On or before a date not less than seven (7) days prior to the Closing Date, the Company shall prepare and deliver to Buyer (i) an estimated balance sheet as of the close of business on the date immediately preceding the Closing Date (the “Estimated Closing Balance Sheet”) and (ii) a good faith estimate of the Working Capital as of the Closing Date (the “Estimated Closing Working Capital”), calculated in a manner consistent with Schedule 3.1. The Estimated Closing Balance Sheet will be prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Balance Sheet, to the extent applicable, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby.

(b) On the Closing Date, (i) if the Estimated Closing Working Capital is less than the Target Working Capital, Buyer shall reduce the Closing Merger Consideration by the dollar amount of the shortfall (the “Estimated Working Capital Deficiency”), and (ii) if the Estimated Closing Working Capital exceeds the amount of Four Million Dollars ($4,000,000) (the “Target Working Capital”), Buyer shall increase the Closing Merger Consideration by the dollar amount of the excess, but in no event by more than Fifteen Million Dollars ($15,000,000) of such excess (the “Estimated Working Capital Surplus”). Buyer shall not be entitled to seek indemnification under Article 11 of this Agreement with respect to any facts specifically identified in making an adjustment under this Section 3.1 to the extent of the dollar amount of such adjustment.

3.2 Closing Balance Sheet. Within the sixty (60) day period following the Closing Date, Buyer shall prepare and deliver to the Shareholders Representative a balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”) and a working capital statement (the “Closing Working Capital Statement”) setting forth Buyer’s calculation of the Working Capital as of the close of business on the Closing Date (the “Closing Working Capital”). In connection with the review of the Closing Balance Sheet, Buyer shall provide to the Shareholders Representative reasonable access to all relevant books and records and personnel of the Company.

3.3 Disagreement and Resolution.

(a) If the Shareholders Representative disagrees with the determination of the Closing Working Capital as shown on the Closing Working Capital Statement, the Shareholders Representative shall notify Buyer in writing of such disagreement within forty-five (45) days after delivery of the Closing Working Capital Statement to the Shareholders Representative, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of such forty-five (45) calendar day period, neither Buyer nor the Shareholders Representative may introduce additional disagreements with respect to any item in the Closing Working Capital Statement or increase the dollar amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the Shareholders Representative and will be final and binding upon the Parties except to the extent that corollary adjustments thereto are necessarily required as a result of resolution of the disputed items that were so identified. If Shareholders Representative does not so notify Buyer of a disagreement within such forty-five (45) day period, then the Closing Working Capital delivered by Buyer pursuant to Section 3.2 shall be deemed to be final and binding on Buyer and Shareholders.

(b) Buyer and Shareholders Representative shall negotiate in good faith to resolve any such disagreement. If Buyer and the Shareholders Representative are unable to resolve all disagreements properly identified by the Shareholders Representative pursuant to Section 3.3(a) within fifteen (15) days after delivery to Buyer of written notice of such disagreements, then such disagreements shall be submitted for final and binding resolution to an independent accounting firm of nationally recognized standing to resolve such disagreements (the “Accounting Arbitrator”). The Accounting Arbitrator shall be an independent accounting firm of nationally recognized standing selected by mutual agreement of Buyer and the Shareholders Representative; provided, that (i) if, within five (5) business days after the Shareholders Representative have delivered the notice of disagreement to Buyer pursuant to Section 3.3(a), the Parties are unable to agree on such independent accounting firm to act as Accounting Arbitrator, Buyer and the Shareholders Representative shall each select an independent accounting firm of nationally recognized standing and such firms together shall select the independent accounting firm that will act as the Accounting Arbitrator, and (ii) if either Buyer or the Shareholders Representative does not select such independent accounting firm within five (5) days of written demand therefor by the other Party, the independent accounting firm selected by the other Party shall act as the Accounting Arbitrator. Each of Buyer and the Shareholders Representative may present a supporting brief to the Accounting Arbitrator (in which case the presenting Party shall provide a copy thereof to the other Party) within ten (10) days of appointment of the Accounting Arbitrator. Within ten (10) days of receipt of a supporting brief, the receiving Party may present a responsive brief to the Accounting Arbitrator (in which case it shall provide a copy thereof to the other Party). Each of Buyer and the Shareholders Representative may make an oral presentation to the Accounting Arbitrator (in which case it shall provide prompt prior notice of such presentation to the other Party) within twenty (20) days of appointment of the Accounting Arbitrator. The Accounting Arbitrator will only consider such briefs and presentations and those items and amounts set forth in the Closing Working Capital Statement as to which Buyer and the Shareholders Representative have disagreed within the time periods and on the terms specified in this Section 3.3 and shall not conduct an independent review. The Accounting Arbitrator shall deliver to Buyer and the Shareholders Representative, as promptly as practicable and in any event within sixty (60) days after such Accounting Arbitrator’s appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The Accounting Arbitrator shall select the position of either Buyer or the Shareholders Representative as a resolution for each item of disagreement and may not impose an alternative resolution. The determination of the Accounting Arbitrator shall be final and binding and may be entered as a judgment in a court of competent jurisdiction. The fees, expenses and costs of the Accounting Arbitrator shall be borne equally by Buyer and Shareholders.

3.4 Total Merger Consideration Adjustment.

(a) If the Closing Working Capital as finally determined in accordance with Section 3.3 is less than the Estimated Closing Working Capital (the difference between such amounts, the “Negative Working Capital Adjustment”), then, within seven (7) days following the final determination of the Closing Working Capital, Shareholders shall pay to Buyer the Negative Working Capital Adjustment. If the Negative Working Capital Adjustment has not been paid in cash by Shareholders to Buyer within such seven (7) day period, Buyer may, in its sole discretion, withdraw from the Escrow Amount any of the unpaid portion of the Negative Working Capital Adjustment plus interest payable under Section 3.4(c) below; provided however, that the amount Buyer may withdraw may not exceed the amount by which (i) the Escrow Amount plus any interest earned thereon, exceeds (ii) the amounts payable to Shareholders on interest earned on the Escrow Amount as of such date of withdrawal pursuant to Section 5.4 of the Escrow Agreement. In the event Buyer withdraws any amounts from the Escrow Amount pursuant to the preceding sentence, within seven (7) days after such withdrawal, Shareholders jointly and severally shall restore the Escrow Amount to the amount thereof immediately prior to Buyer’s withdrawal from such account by depositing with the Escrow Agent, for credit to the Escrow Amount, an amount equal to the amount so withdrawn.

(b) If the Closing Working Capital as finally determined in accordance with Section 3.3 is more than the Estimated Closing Working Capital (the difference between such amounts, the “Positive Working Capital Adjustment”) then, within seven (7) days following such final determination, Buyer shall pay to Shareholders an amount in cash equal to each Shareholder’s pro rata portion thereof according to the respective number of Shares held by each Shareholder immediately prior to the Closing. Notwithstanding the foregoing, in no event shall the aggregate amounts (if any) paid by Buyer pursuant to (i) this Section 3.4, and (ii) the Estimated Working Capital Surplus, exceed Fifteen Million Dollars ($15,000,000).

(c) If Buyer on the one hand or Shareholders on the other hand do not pay any of the amounts owed to the other pursuant to this Section 3.4, if any, within ten (10) days of when such payment is due, then such amounts shall incur interest at a rate of twelve percent (12%) per annum from the due date for such amount through the actual payment date for such amount.

(d) All payments made pursuant to this Section 3.4 shall be treated for all purposes as an adjustment to the Total Merger Consolidation.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS. The Company and Shareholders each hereby represent and warrant to Buyer as follows, subject to any Part of the Disclosure Letter referenced in this Article 4 and delivered in accordance with Section 13.11(a).

4.1 Organization And Good Standing.

(a) Part 4.1 of the Disclosure Letter contains the complete and accurate fully diluted capitalization of the Company, including the identity of each stockholder (and Option holder) and the number of shares held by each. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Michigan, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is not authorized to do business anywhere other than Michigan and the ownership or use of the properties owned or used by the Company or the nature of the activities conducted by the Company does not require the Company to qualify to do business as a foreign corporation under the laws of any other state or other jurisdiction. The Company neither owns nor controls, nor has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other Person or Subsidiary.

(b) Prior to the date hereof, the Company has delivered, or made available to Buyer in the online data room established by the Company for purposes of the Contemplated Transactions (the “Data Room”), copies of the Organizational Documents of the Company as currently in effect. The Organizational Documents do not and neither the Company’s board of directors nor the shareholders have taken any action or entered into any agreement that would grant any shareholder “dissenters’ rights” or “appraisal rights” beyond those available under applicable Legal Requirements.

4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of each Shareholder and the Company, enforceable against each Shareholder and the Company in accordance with its terms. Upon the execution and delivery (i) by the Shareholders that are Executives of the Employment Agreements, (ii) by the Shareholders named as parties to the NexGen Company Agreement, (iii) by the Shareholders of the Non-competition Agreements and (ii) by the Shareholders Representative of the Escrow Agreement, (collectively, the “Shareholder Closing Documents”), the Shareholder Closing Documents will constitute the legal, valid, and binding obligations of Shareholders named as parties thereto or the Shareholders Representative, as the case may be, enforceable against such parties thereto in accordance with their respective terms. Each Shareholder and the Shareholders Representative, as the case may be, has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Shareholder Closing Documents to which they are named as parties and to perform its obligations under this Agreement and the Shareholder Closing Documents.

(b) Except as set forth in Part 4.2 of the Disclosure Letter, the execution and delivery of this Agreement by the Company, each Shareholder and the Shareholders Representative, as applicable, and the consummation of the transactions contemplated hereby does not and will not (i) violate any provision of, or result in the breach of the Organizational Documents of the Company, By-laws of the Company, or any resolution of the shareholders or directors or the Company in effect at the Closing; (ii) conflict with, result in a breach of or constitute a default under, terminate or result in the termination of, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, or require any notice under any Applicable Contract, (iii) violate or breach any applicable law, rule, regulation, injunction, order, judgment, ruling, charge, decree or other restriction of any Governmental Body, (iv) result in the creation of any Encumbrance upon any of the properties or assets of the Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of an Encumbrance or result in a violation or revocation of any required license, permit or approval from any Governmental Body or other third Party, (v) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax; (vi) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body, or (vii) give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Business Agreement.

4.3 Capitalization. The authorized equity securities of the Company consist of one million shares of Common Stock, ten cents par value, 720,000 of which are issued and outstanding as of the date of this Agreement. Other than the Shares and options to purchase 90,000 shares of Common Stock of the Company held by Mr. Akhavan-Tafti (the “Options”), there are no authorized or issued and outstanding equity securities of the Company or any Commitments. Except as set forth in Part 4.3 of the Disclosure Letter, the Shareholders named in Part 4.3 of the Disclosure Letter are and will be on the Closing Date the only record and beneficial owners and holders of the Shares and Options, free and clear of all Encumbrances. Except as set forth in Part 4.3 of the Disclosure Letter, no other Person has ever held any beneficial or record ownership of any Shares, Options or Commitments. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares or Options. All the Shares and Options have been duly authorized and validly issued and all the Shares are fully paid and nonassessable. All Shares issued upon exercise of the Options in accordance therewith will be duly authorized and validly issued and fully paid and nonassessable. None of the Shares was issued in violation of the Securities Act or any other Legal Requirement. Except for a 19.9% equity interest in NexGen, the Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

4.4 Financial Statements. The Company and Shareholders have delivered to Buyer: (a) audited consolidated balance sheets of the Company as at December 31, in each of the years 2003 through 2005 (as at December 31, 2005, the “Balance Sheet”), and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, including in each case the notes thereto, together with the report thereon of Plante & Moran, PLLC, independent certified public accountants, and (b) the unaudited consolidated balance sheet of the Company as at August 31, 2006 prepared by the Company (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the eight (8) month period then ended. Such financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Company) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 4.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company is required by GAAP to be included in the consolidated financial statements of the Company.

4.5 Books And Records; Disclosure Controls.

(a) The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls. At the Closing, all of those books and records will be in the possession of the Company.

(b) The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

4.6 Title To Properties; Encumbrances. Part 4.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all its properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet and the Interim Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short term investments) are listed in Part 4.6 of the Disclosure Letter. For avoidance of doubt, the real property described in the first paragraph of section 2 of Part 4.6 of the Disclosure Letter (the “Livonia Property”) which will be contributed to NexGen as described in Section 6.10, will not comprise part of the real property owned by the Company as of the Closing Date; provided, however, that notwithstanding anything else the Livonia Property shall be treated as part of the owned real property of the Comany for purposes of this Section 4.6. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except with respect to all such properties and assets, (a) those items disclosed in Part 4.6 of the Disclosure Letter, (b) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (d) liens for current taxes not yet due, and (e) with respect to real property, zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

4.7 Condition And Sufficiency Of Assets. The buildings, structures, improvements, automobiles, equipment and other tangible assets of the Company are structurally sound, are in good operating condition and repair, have been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon and are adequate for the uses to which they are being put, and none of such buildings, structures, improvements, automobiles, equipment or other tangible assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The (i) building, structures, improvements, automobiles, equipment and other tangible assets of the Company, and (ii) the Intellectual Property Assets (as defined below) and other intangible assets of the Company are, in the reasonable judgment of the Shareholders, sufficient for the continued conduct of the business of the Company after the Closing in substantially the same manner as conducted prior to the Closing. Except as otherwise set forth on Part 4.7 of the Disclosure Letter, no Shareholder owns or has the right to use any assets (whether tangible or intangible) that are used in the conduct of the business of the Company. None of the Intellectual Property Rights related to the Future Technology (as defined below) that may be transferred or assigned to NexGen pursuant to Section 6.10 hereof, is necessary to use, make, have made, market, lease, distribute, sell or offer for sale any current products or services of the Company or any products or services of the Company developed or introduced after the date hereof.

4.8 No Undisclosed Liabilities. Except as set forth in Part 4.8 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, matured or unmatured or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

4.9 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such filed Tax Returns were true, complete and correct in all respects; (ii) all Taxes due and payable by or on behalf of the Company have been fully and timely paid, except to the extent adequately reserved therefor on the Company’s balance sheet, and adequate reserves or accruals for Taxes have been provided in the Company’s balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of the Company.

(b) The Company has complied with all applicable law relating to the payment and withholding of Taxes and has duly and timely withheld from any salaries, wages or other compensation paid to any employee or independent contractor. The Company has paid over to the appropriate taxing authorities, all amounts required to be so withheld and paid over for all periods under all applicable law.

(c) The Company has furnished to the Buyer true and correct copies of (i) all income or franchise Tax Returns of the Company relating to all taxable periods beginning after December 31, 2000, and (ii) any audit report issued within the last five years relating to any Taxes due from or with respect to the Company with respect to its income, assets or operations.

(d) No claim has been made by a taxing authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction.

(e) (i) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of the Company have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has the Company received any notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no issue has been raised by any taxing authority in any current or prior examination which, by application of the same or similar principles, could result in a proposed deficiency against the Company for any subsequent taxable period.

(f) Neither the Company nor any other Person on behalf of the Company has filed a consent pursuant to former Section 341(f) of the Code or agreed to have former Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by the Company.

(g) Except as set forth in Part 4.12 of the Disclosure Letter, the Company will not be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any (i) change in method of accounting for a taxable period ending on or prior to the date hereof under Section 481(c) of the Code (or any similar provision of state, local or foreign law); (ii) ”closing agreement” as described in Section 7121 of the Code or any predecessor provision thereof (or any similar provision of state, local or foreign law) executed on or prior to the date hereof; (iii) installment sale or open transaction disposition made on or prior to the date hereof; or (iv) prepaid amount received on or prior to the date hereof.

(h) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(i) The Company is not a party to any Tax allocation, indemnification or sharing agreement (or similar agreement or arrangement), whether written or not written, pursuant to which it will have any obligation to make any payments after the Closing.

(j) The Company has not been a member of an affiliated group of entities required or permitted to file consolidated, combined or unitary Tax Returns including such entities.

(k) The Company does not have any liability for the Taxes of any Person under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(l) The Company does not have any request for a ruling or determination letter in respect of Taxes pending between the Company and any taxing authority.

(m) There are no material Encumbrances as a result of any due and unpaid Taxes upon any of the assets of the Company.

(n) At no time during the five-year period ending on the date hereof was the Company a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(o) The Company has disclosed on all relevant Tax Returns all positions taken therein that could give rise to a substantial underpayment penalty within the meaning of Section 6662 of the Code (or comparable provisions of applicable state income tax laws). The Company has not participated in any “reportable transaction” or “listed transaction,” as those terms are defined in Section 6707A(c) of the Code (or comparable provisions of applicable state income tax laws).

(p) There is no Contract, plan or arrangement to which the Company is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. There is no Contract, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(q) No Shareholder is a foreign person within the meaning of Section 1445 of the Code.

(r) The Company does not have, and never has had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

4.10 No Material Adverse Effect. Since the date of the Balance Sheet there has not been any Material Adverse Effect on the Company, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

4.11 Employee Benefits.

(a) Part 4.11(a) of the Disclosure Letter contains a complete and accurate list of each plan, program, policy, practice, contract, agreement, or other arrangement providing for employment, compensation, deferred compensation, loans, severance, separation, termination pay, performance awards, bonus, pension, profit-sharing, retirement, supplemental retirement, equity, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, medical, dental, vision, life insurance, disability insurance, welfare benefits, fringe benefits, cafeteria benefits (Section 125 of the Code), or other benefits, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to, or required to be contributed to by the Company and any ERISA Affiliate, for the benefit of any person who performs or who has performed services for the Company or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation (each a “Company Plan”, and collectively, the “Company Plans”).

(b) Prior to the date hereof, the Company and Shareholders have delivered to Buyer, or have made available to Buyer in the Data Room:

(i) true, correct and complete copies of each Company Plan and its related plan documents, including, without limitation, (A) adoption agreements, trust documents, group annuity contracts, plan amendments, insurance policies or contracts (including any policies relating to fiduciary liability insurance covering the fiduciaries of such Company Plan), participant agreements, employee booklets, administrative service agreements, summary plan descriptions and summaries of material modification, nondiscrimination tests for the last three (3) plan years, and (B) with respect to each Company Plan that is subject to ERISA reporting requirements, true, correct and complete copies of the Form 5500 series annual reports filed for the last three (3) plan years, including all audits, financial statements, schedules and attachments thereto, where applicable;

(ii) all personnel, payroll, and employment manuals and policies;

(iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and any ERISA Affiliates, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iv) a written description of any Company Plan that is not otherwise in writing;

(v) a copy of the standard notices to employees of their rights under ERISA § 601 et seq. and IRC § 4980B; and

(vi) with respect to any Company Plan intended to be tax-qualified under Section 401(a) of the Code, a copy of the most recent favorable IRS determination letter as to its tax-qualified status.

(c) Each Company Plan has been administered and operated in accordance with its terms and maintained in compliance with the requirements prescribed by any and all Legal Requirements, including, but not limited to, ERISA and the Code. The Company has performed all obligations required to be performed by it under, is not in any material respect in default under or violation of and has no Knowledge of any material default or violation by any other party to, any of the Company Plans. With respect to each Company Plan that is subject to ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices, reports and summary plan descriptions to employees required to be filed, distributed or posted. All contributions, payments and premiums required to be made or paid by the Company or any ERISA Affiliate to, or with respect to any Company Plan, have been made or paid on or before their due dates, or if not yet due, have been properly accrued for in the ordinary course of business, consistent with past practices. In addition, with respect to each Company Plan intended to include a Code Section 401(k) arrangement, the Company and each ERISA Affiliate have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor.

(d) Each Company Plan intended to be tax-qualified under Section 401(a) of the Code has obtained from the IRS a favorable determination letter, and nothing has occurred since the issuance of such letter that could reasonably be expected to cause the loss of the tax-qualified status of any such Company Plan.

(e) No transaction prohibited by ERISA § 406 and no “prohibited transaction” under IRC § 4975(c) have occurred with respect to any Company Plan. Neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Section 4976 through 4980 of the Code or Title I or ERISA with respect to any Company Plan. Other than claims for benefits submitted by participants or beneficiaries, no suit, administrative proceeding, action, claim against, or legal proceeding involving, any Company Plan is pending or, to the Knowledge of the Company, is threatened, including any audit or inquiry by the IRS or the United States Department of Labor.

(f) No Company Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA is a self-insured or self-funded plan, including any plan to which a stop-loss policy applies. No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans that are insured. No Company Plan promises or provides retiree medical or other retiree welfare benefits to any employee of the Company or an ERISA Affiliate, except as required under ERISA § 601 et seq. and IRC § 4980B. The Company and all ERISA Affiliates have complied with the provisions of ERISA § 601 et seq. and IRC § 4980B.

(g) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or otherwise incurred any obligation or liability (including without limitation, contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “multiple employer plan” (as defined in Section 413(c) of the Code) or to any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code. There has been no “reportable event” (as defined in Section 4043(b) of ERISA) with respect to any Company Plan. Neither the Company nor any ERISA Affiliate has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) whether or not waived by the IRS, involving any Plan subject to Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA.

(h) Except as set forth in Part 4.11(h) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute bonus or benefits under any Company Plan), or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by the Company or any ERISA Affiliate pursuant to any Company Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or the deduction for which would not be disallowed by reason of Section 280G of the Code. Each Company Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liability to the Buyer or the Company (other than ordinary administration expenses typically incurred in a termination event).

(i) The Company does not now, nor has it ever, had the obligation to, maintain, establish, sponsor, participate in, or contribute to, any Company Plan for the benefit of employees outside the United States.

(j) The Company has neither granted, nor is a party to, any contract that grants any compensation, equity award, or bonus, that fails to comply in good faith with the provisions of Section 409A of the Code.

4.12 Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Part 4.12(a) of the Disclosure Letter:

(i) the Company is in material compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company or NexGen or a failure on the part of the Company or NexGen to comply with, any material Legal Requirement, or (B) may give rise to any obligation on the part of the Company or NexGen to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) the Company has not received any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company or NexGen to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 4.12(b) of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 4.12(b) of the Disclosure

Letter is valid and in full force and effect. Except as set forth in Part 4.12(b) of the Disclosure Letter:

(i) the Company is in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 4.12(b) of the Disclosure Letter;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 4.12(b) of the Disclosure Letter or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 4.12(b) of the Disclosure Letter;

(iii) the Company has not received any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 4.12(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 4.12(b) of the Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the each of Company and NexGen to own and use its assets in the manner in which it currently owns and uses such assets.

4.13 Legal Proceedings; Orders.

(a) Except as set forth in Part 4.13 of the Disclosure Letter (the “Disclosed Proceedings”), there is no pending Proceeding:

(i) that has been commenced by or against the Company or NexGen or that otherwise relates to or may affect the business of, or any of the assets owned or used by the Company or NexGen; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Company, (1) no such Proceeding has been threatened, and (2) no action has been taken or not taken, and no event has occurred or circumstance exists, that may give rise to or serve as a basis for any such Proceeding. Prior to the date hereof, the Company and Shareholders have delivered to Buyer, or made available to Buyer in the Data Room, copies of all pleadings, correspondence, and other documents relating to each Disclosed Proceeding listed in Part 4.13 of the Disclosure Letter. Other than as specifically set forth in Part 4.13 of the Disclosure Letter, the Disclosed Proceedings will not have a Material Adverse Effect on the Company.

(b) Except as set forth in Part 4.13 of the Disclosure Letter:

(i) there is no Order to which the Company or NexGen, or any of the assets owned or used by the Company or NexGen, is subject;

(ii) no Shareholder is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company or NexGen; and

(iii) no officer, director, agent, or employee of the Company or NexGen is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or NexGen.

(c) Except as set forth in Part 4.13 of the Disclosure Letter:

(i) the Company and NexGen is in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or NexGen, or any of the assets owned or used by the Company or NexGen, is subject; and

(iii) neither the Company nor NexGen has received any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company or NexGen, or any of the assets owned or used by the Company or NexGen, is or has been subject.

4.14 Absence Of Certain Changes And Events. Except as set forth in Part 4.14 of the Disclosure Letter and those actions described in Section 6.10 below, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) Other than Mr. Akhavan-Tafti’s pre-Closing exercise of Options as set forth in Section 2.6, change in the Company’s authorized or issued capital stock; grant of any stock option, “phantom” stock right or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock;

(b) Contracts involving the sale of products by the Company that provide for profit margins to the Company less than the historical average margins on similar Contracts entered into in the Ordinary Course of Business prior to the date of this Agreement (and Buyer and Buyer Sub shall in no way have any input into Company’s pricing prior to the Closing);

(c) capital expenditures in excess of $50,000 in the aggregate;

(d) amendment to the Organizational Documents of the Company;

(e) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or (except as required by this Agreement) entry into any employment, severance, or similar Contract with any director, officer, or employee;

(f) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(g) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, which, taken as a whole, are materially adverse to the business, operations, assets or financial condition of the Company;

(h) entry into, termination of, or receipt of notice of termination of (i) any lease, license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;

(i) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(j) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000 in the aggregate;

(k) material change in the accounting methods used by the Company;

(l) Contract whereby the Company has or may incur any obligation or liability (fixed or contingent) which is not in the Ordinary Course of Business or which is materially adverse to the business, operations, assets or financial condition of the Company;

(m) change in employee relations which is, or is reasonably likely to be, materially adverse to the business, operations, assets or financial condition of the Company or on the relationships between the employees and the Company; or

(n) agreement, whether oral or written, by the Company to do any of the foregoing.

Since the date of the Balance Sheet, the Company has operated its business in the Ordinary Course of Business so as to preserve the business of the Company intact, to keep available the services of its employees, and to preserve the goodwill of its suppliers, customers, distributors and others having business relations with it.

4.15 Relations With Suppliers. Except as set forth in Part 4.15 of the Disclosure Letter, the Company has not requested and no supplier has canceled any contract or order for provisions of, and to the Knowledge of the Company no supplier has Threatened not to provide products, supplies, or services (including utilities) to the Company within the 12 months prior to the date of this Agreement. The Company’s relationships with its suppliers, and to the Knowledge of the Company, the relationships of each such supplier to its suppliers, are good and the Company has no Knowledge of anything that would lead it to conclude any such relationship may be in jeopardy. There has not been any change in the business relationship, and there has been no dispute, between the Company and any such supplier that would reasonably be expected to be materially adverse to the business, operations, assets or financial condition of the Company. No material supplier has materially reduced, or to the Knowledge of the Company intends to materially reduce, its supplies to the Company.

4.16 Relations With Customers. Except as set forth in Part 4.16 of the Disclosure Letter, no customer that is a party to any of the Business Agreements set forth under the heading “Supply Contracts” in Part 4.17(a) of the Disclosure Letter (each, a “Supply Contract Customer”) has canceled any Contract or portion thereof, there has been no material dispute with any Supply Contract Customer and to the Knowledge of the Company no Supply Contract Customer has Threatened to cease purchasing products or services from the Company within the 12 months prior to the date of this Agreement. The Company’s relationships with the Supply Contract Customers are good, and the Company has no Knowledge of anything that would lead it to conclude that any such relationship may be in jeopardy.

4.17 Applicable Contracts; No Defaults.

(a) Part 4.17(a) of the Disclosure Letter contains a complete and accurate list, and the Company and Shareholders have, prior to the date hereof, delivered or made available to Buyer in the Data Room, true and complete copies, of the following (the “Business Agreements”):

(i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $50,000 annually;

(ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $50,000 annually;

(iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $50,000;

(iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

(v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x) each power of attorney that is currently effective and outstanding;

(xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xii) each Applicable Contract for capital expenditures in excess of $50,000;

(xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in Part 4.17(b) of the Disclosure Letter:

(i) No Shareholder (nor any Related Person of any Shareholder) has or may acquire any rights under, or have or may become subject to any obligation or liability under, an Applicable Contract; and

(ii) no officer, director, agent, employee, consultant, or contractor of an Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of an Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c) Except as set forth in Part 4.17(c) of the Disclosure Letter, each Business Agreement identified or required to be identified in Part 4.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as set forth in Part 4.17(d) of the Disclosure Letter:

(i) the Company is, and has been, in compliance with all applicable material terms and requirements of each Business Agreement;

(ii) to the Knowledge of the Company each other Person that has or had any obligation or liability under any Business Agreement under which the Company has or had any rights is in compliance with all applicable material terms and requirements of such Business Agreement;

(iii) to the Knowledge of the Company no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Business Agreement; and

(iv) the Company has not given to or received from any other Person, at any time, any written notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Business Agreement.

(e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Business Agreements with any Person and no such Person has made written demand for such renegotiation.

(f) The Business Agreements relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

4.18 Insurance.

(a) Prior to the date hereof, the Company and Shareholders have delivered, or made available to Buyer in the Data Room (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time; (ii) true and complete copies of all pending applications for policies of insurance; and (iii) any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b) Part 4.18(b) of the Disclosure Letter describes (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c) Part 4.18(c) of the Disclosure Letter sets forth, by year for the five (5) years preceding the signing of this Agreement (i) a summary of the loss experience under each policy; (ii) a statement describing each claim under an insurance policy for an amount in excess of $50,000, which sets forth (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth on Part 4.18(d) of the Disclosure Letter, (i) all policies to which the Company is a party or that provide coverage to any Shareholder, the Company, or any director or officer of the Company (A) are valid, outstanding, and enforceable; (B) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed; (C) are sufficient for compliance with all Legal Requirements and Applicable Contracts to which the Company is a party or by which it is bound; (D) will continue in full force and effect following the consummation of the Contemplated Transactions; and (E) except with respect to Workers Compensation Insurance, do not provide for any retrospective premium adjustment or other experienced based liability on the part of the Company; (ii) neither any Shareholder nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; (iii) the Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which an Company is a party or that provides coverage to an Company or director thereof; and (iv) to the Knowledge of the Company the Company has given notice to the insurer of all claims that may be insured thereby.

4.19 Environmental Matters. Except as set forth in Part 4.19 of the Disclosure Letter:

(a) The Company is and at all times has been, in compliance in all material respects with, and has not been and is not in violation of or liable under, any Environmental Law. The Company has not received and, to the Knowledge of the Company, no other Person for whose conduct it is or may be held to be responsible has received, any alleged, actual or Threatened order, notice, or other communication from any Person, including without limitation, any Governmental Body (i) of any alleged, actual or potential violation or failure by the Company or such Person to comply with any Environmental Law, (ii) in connection with the Release of Hazardous Substance by the Company or such Person, (iii) in connection with any remedial investigation, removal or response action pursuant to any Environmental Law, or (iv) of any actual or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities in which the Company has or had an interest, or with respect to any property or Facility at, from or to which Hazardous Substances were generated, manufactured, refined, transferred, received, imported, used, transported, treated, stored, handled, disposed, recycled, or processed by the Company or any other Person for whose conduct the Shareholder is or may be held responsible.

(b) There are no pending or, to the Knowledge of the Company, Threatened, claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of Facilities or any other properties or assets (whether real, personal, or mixed) of the Company.

(c) There are no pending or, to the Knowledge of the Company, Threatened Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets and to the Knowledge of the Company no other Person for whose conduct it is or may be held responsible has any Environmental, Health, and Safety Liabilities.

(d) Except as set forth in Part 4.19 of the Disclosure Letter there are no Hazardous Substances present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Substances contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Except as set forth in Part 4.19 of the Disclosure Letter, neither the Company, nor any other Person for whose conduct it is or may be held responsible, nor to the Knowledge of the Company any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

(e) There has been no Release or, to the Knowledge of the Company, Threat of Release, of any Hazardous Substances at or from the Facilities or at any other locations where any Hazardous Substances were generated, manufactured, refined, transferred, produced, imported, used, stored, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or any geologically or hydrologically adjoining property, whether by the Company, or, to the Knowledge of the Company, any other Person.

(f) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company or any of the Shareholders pertaining to Hazardous Substances or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company, or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(g) The Company possesses all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Body or any other Person, necessary for the conduct of, or relating to the operation of the Company required under Environmental Laws for its operations as currently conducted.

(h) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Body or third parties under any Environmental Laws (including any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(i) To the Knowledge of the Company, no real property that is or has been owned or leased by the Company is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any analogous state list

(j) To the Knowledge of the Company, no off site location at which the Company or any other Person for whose conduct the Company may be responsible has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any analogous state list.

(k) There are no Encumbrances arising under any Environmental Laws on any Facility arising as a result of any actions taken or omitted to be taken by the Company or any other Person for whose conduct the Company may be responsible, or any of their predecessors and no actions have been taken by any Governmental Body with respect to any Facility to impose an environmental Encumbrance with respect to such Facility as a result of any such actions.

4.20 Employees.

(a) Part 4.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

(b) To the Knowledge of the Company, no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Company, or (ii) the ability of the Company to conduct its business. To the Knowledge of the Company, no officer, or other key employee of the Company intends to terminate his employment with the Company.

(c) Part 4.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits from the Company.

4.21 Labor Relations; Compliance. The Company is not nor has been a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to the Knowledge of the Company, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all applicable laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

4.22 Intellectual Property.

(a) Part 4.22(a) of the Disclosure Letter contains a complete and accurate list of each patent, registered and unregistered trademark, service mark, trade name, material copyright, material trade dress and logo, and applications for any of the foregoing, owned by or licensed to the Company and used in its business as presently conducted as of the date hereof. For avoidance of doubt, those components of the Intellectual Property Assets comprising the Future Technology which will be contributed to NexGen as described in Section 6.10, will not comprise part of the Intellectual Property Assets as of the Closing Date; provided, however, that notwithstanding anything else such components shall be treated as part of the Intellectual Property Assets for purposes of this Section 4.22. The Company has in its possession or control correct and complete copies of all documents (including without limitation invention disclosures, patent notebooks, patents, registration certificates, renewal certificates, application prosecution histories, and all documents submitted to or received from the relevant patent, copyright, trademark, domain name or other authorities in the United States and foreign jurisdictions, as the case may be) relating to each Intellectual Property Asset. To the Knowledge of the Company, all the Patents listed in Part 4.22(a) of the Disclosure Letter are valid and enforceable and are current in the payment of all outstanding maintenance fees or Taxes or actions falling due on or prior to the Closing Date. Except as set forth in Part 4.22(a) of the Disclosure Letter, to the Knowledge of the Company, no Patent listed on Part 4.22(a) of the Disclosure Letter has been or is now involved in any interference, reissue, reexamination or opposition proceeding. Except as set forth on Part 4.22(a) of the Disclosure Letter, to the Knowledge of the Company, there is no patent or patent application of any Person that interferes with any of the Patents listed on Part 4.22(a) of the Disclosure Letter.

(b) The Intellectual Property Assets constitute all the Intellectual Property Rights necessary to conduct the business of the Company in the manner currently conducted as of the date hereof.

(c) The Intellectual Property Rights owned or licensed by the Company constitutes all the intellectual property necessary to conduct the business of the Company in the manner currently conducted as of the date hereof.

(d) Except as set forth on Part 4.22(d) of the Disclosure Letter, (A) the Company has good title to each Intellectual Property Asset owned by it, free and clear of all Encumbrances, and (B) the Company owns or has the right to use pursuant to license, sublicense, agreement or permission all items of Intellectual Property Assets.

(e) Except as set forth on Part 4.22(e) of the Disclosure Letter, to the Knowledge of the Company, the Company is not infringing on or otherwise violating, the Intellectual Property Rights of any other Person. No proceedings have been instituted against or notices received by the Company alleging that the Company’s business as presently conducted or products as currently sold infringes on or otherwise violates any Intellectual Property Rights of a third party.

(f) Part 4.22(f) of the Disclosure Letter contains a complete and accurate summary (identifying the licensor, the licensee, the license fee and the royalty rate) of all of the licenses and agreements for the disposition or acquisition of Intellectual Property Rights under which the Company has paid or received royalties or other amounts within the preceding five (5) years, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with an individual value of less than $10,000. The Company has in its possession or control and prior to the date hereof has furnished Buyer with, or made available to Buyer in the Data Room, correct and complete, fully-executed copies of all of the licenses and agreements (as amended to date) that are identified in Part 4.22(f) of the Disclosure Letter. The Company, and to the Knowledge of the Company each other party thereto, is in full compliance with all of its duties and obligations under the licenses in Part 4.22(f) of the Disclosure Letter. There are no outstanding and, to the Knowledge of the Company, no threatened, disputes or disagreements with respect to any such license or agreement. To the Knowledge of the Company, no third party has interfered with, infringed upon or misappropriated any Intellectual Property Assets.

(g) The Company has not received any written notice claiming that any of the products which it presently manufactures and sells or that any process or know-how which it presently uses infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(h) Except as set forth in Part 4.22(h) of the Disclosure Letter, all former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any and all Intellectual Property Assets including work-

made-for-hire agreements. To the Knowledge of the Company, no employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company. No former or current employee, except those set forth in Part 4.22(h) of the Disclosure Letter, has filed, asserted in writing or, to the Knowledge of the Company, Threatened any claim against the Company in connection with his involvement in or with Intellectual Property Assets which are used in and material to Company’s business. To the Knowledge of the Company, no current or former employee has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company which patents or applications have not been assigned to the Company.

(i) No former or current shareholder, director or officer, employee or independent contractor of the Company has any right to receive royalty payments or license fees from the Company or NexGen.

(j) To the Knowledge of the Company, the Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of its proprietary information, technical information and other Trade Secrets.

(k) None of the Intellectual Property Rights related to the Future Technology that may be transferred or assigned to NexGen pursuant to Section 6.10 hereof, is necessary to use, make, have made, market, lease, distribute, sell or offer for sale any current products or services of the Company.

4.23 Certain Payments. Neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.24 Disclosure.

(a) No representation or warranty of the Company or Shareholders in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) There is no fact, event or condition to the Knowledge of the Company that has specific application to the Company that has a Material Adverse Effect, or would reasonably be expected to have a Material Adverse Effect, on the Company.

4.25 Relationships With Related Persons. Except as set forth in Part 4.25 of the Disclosure Letter, none of the Shareholders nor any Related Person of any Shareholder or of the Company have, or since January 1, 2004 have had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. None of the Shareholders nor any Related Person of any Shareholder nor of the Company are, or since January 1, 2004 have owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a financial interest in any transaction with the Company, (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company, (iii) a beneficial interest in any contract or agreement disclosed in the Disclosure Letter. Except as set forth in Part 4.25 of the Disclosure Letter, none of the Shareholders nor any Related Person of any Shareholder or the Company has any indebtedness to the Company or is a party, directly or indirectly, to any Contract with, or has any claim or right against, the Company.

4.26 Brokers Or Finders. Neither the Company nor Shareholders and their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.27 Design Of Products; Product Liability; Standard Terms and Conditions.

(a) There have not been any Proceedings against the Company or involving any service provided or product, substance or material manufactured, distributed or sold by or on behalf of the Company that is pending or threatened, resulting from alleged errors or negligence in the performance of any such service or an alleged defect in design, manufacture, materials or workmanship of any such product, substance or material. There are no design defects in any product of the Company that could reasonably be expected to result in a recall of such product. There has not been, nor is there under consideration or investigation by the Company, any material recall, rework, retrofit or post-sale warning concerning any service, product, substance or material provided, manufactured, distributed or sold by or on behalf of the Company. The Company has not received any regulatory letters (including any Form 483 reports or their foreign equivalents), warning letters or third party claims with respect to the provision, use, manufacture, advertising, promotion, sale or distribution of any such service, product, substance or material.

(b) The Company (i) does not utilize standard terms and conditions for the sale of products manufactured, sold and delivered by the Company, (ii) has made all sales on commercially reasonable terms, and (iii) has not incurred any expenses in fulfilling its obligations under guaranty, warranty, right of return, credit and indemnity provisions during the two-year period immediately preceding the date hereof; and none of the Shareholders or the Company has Knowledge of any reason why such expenses should increase as a percentage of sales in the future.

4.28 Regulatory Approvals and Product Registrations. Part 4.28 of the Disclosure Letter sets forth a list of all material Regulatory Approvals and Product Registrations and corresponding amendments or supplements to each of the foregoing, in each case, with the date and license number thereto. The Company is the sole owner of the Regulatory Approvals and Product Registrations and has not licensed any of such to any third parties. Except as disclosed in Part 4.28 of the Disclosure Letter, there are no claims or demands on any person, firm or corporation pertaining to the Regulatory Approvals and Product Registrations or the rights of the Company thereunder, and no proceedings have been instituted or are pending or threatened, which challenge the rights of the Company in respect thereof. The Company holds, and is operating in material compliance with, such exceptions, permits, licenses, franchises, authorizations and clearances of the FDA and/or any other Governmental Body required in connection with the development of its products. The Company has no interest or ownership rights in, and has not submitted, any other regulatory filings or submissions related to any of its products other than those included in the Regulatory Approvals and Product Registrations, true and complete copies of which have been delivered to Buyer. Part 4.28 of the Disclosure Letter sets forth a schedule referencing all communications between the FDA and other Governmental Bodies and the Company respecting its products. The Company has not received any warning letters or written correspondence from any Governmental Body requiring the termination, suspension or modification of any clinical or preclinical studies or tests with respect to its products.

4.29 No Additional Representations and Warranties. Except as provided in this Agreement, the Disclosure Letter, any Disclosure Notice and any other notice, agreement, document or certificate delivered pursuant to this Agreement, neither the Company nor any of its directors, officers, employees or stockholders has made, or is making, any representation or warranty whatsoever to Buyer.

5. REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB. Buyer and Buyer Sub each hereby represent and warrant to the Company and the Shareholders as follows:

5.1 Organization And Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

5.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer and Buyer Sub, enforceable against Buyer and Buyer Sub in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement (the “Buyer Closing Documents”), the Buyer Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

(b) Except as required by the HSR Act, neither Buyer nor Buyer Sub is required to give any notice or to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the performance of any of the Contemplated Transactions.

5.3 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

5.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer or Buyer Sub and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer and Buyer Sub’s Knowledge, no such Proceeding has been Threatened.

5.5 Ownership and Activities of Buyer Sub. Buyer Sub is wholly owned by Buyer and was formed solely for the purpose of engaging in the Contemplated Transactions. As of the date hereof and the Closing Date, except for obligations or liabilities incurred in connection with its incorporation and the Contemplated Transactions, Buyer Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5.6 Brokers Or Finders. Neither Buyer nor Buyer Sub or their respective officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement. Each of Buyer and Buyer Sub will indemnify and hold Shareholders harmless from any such payment alleged to be due by or through Buyer or Buyer Sub as a result of the action of Buyer or Buyer Sub or their respective officers or agents.

6. COVENANTS OF SHAREHOLDERS PRIOR TO CLOSING DATE.

6.1 Access And Investigation. Subject to applicable Legal Requirements, between the date of this Agreement and the Closing Date, the Company and Shareholders will, and will cause the Company, NexGen and their Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) full and free access to the Company’s personnel, properties (including subsurface and asbestos testing), contracts, books and records, and other documents and data for due diligence purposes, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request for due diligence purposes, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request for due diligence purposes. Without limiting the generality of the foregoing, between the date hereof and the Closing Date, the Company shall permit Buyer’s Representatives to meet with officers of the Company to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404 and 906 the Sarbanes-Oxley Act and any rules and regulations relating thereto.

6.2 Operation Of The Business Of The Company. Between the date of this Agreement and the Closing Date, the Company will, and the Shareholders will cause the Company to:

(a) conduct the business of the Company only in the Ordinary Course of Business;

(b) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

(c) subject to applicable Legal Requirements, confer with Buyer concerning operational matters of a material nature; and

(d) otherwise report periodically to Buyer concerning the status of the business, operations and finances of the Company.

6.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, neither the Company nor Shareholders will, without the prior consent of Buyer, (i) cancel, modify or otherwise materially alter the contracts, leases, and other agreements set forth in Section 4.17, (ii) conduct its business in a manner which conflicts with the provisions of Section 4.14 (other than paragraph (b) thereof), or (iii) issue or grant any Shares or Commitments not outstanding on the date of this Agreement.

6.4 Required Approvals. As promptly as practicable after the date of this Agreement, the Company and Shareholders will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Company and Shareholders will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all Consents identified in Schedule 5.2.

6.5 Notification; Amendments to Disclosure Letter.

(a) Between the date of this Agreement and the Closing Date, the Company and Shareholders will promptly notify Buyer in writing if any Shareholder or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of Shareholders’ representations and warranties as of the date of this Agreement, or if any Shareholder or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Company and Shareholders will promptly notify Buyer of the occurrence of any breach of any covenant of the Company or Shareholders in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

(b) Any notice provided to Buyer under Section 6.5(a) (i) shall be deemed to be an amendment to the Disclosure Letter, (ii) shall set forth the breach of the specific representation, warranty or covenant being so amended or the event that has occurred with respect to making a condition in Article 8 impossible or unlikely, and (iii) may be referred to herein as a “Disclosure Notice.”

(c) Subject to Sections 11.4(b) and 11.4(c), the delivery of any Disclosure Notice shall not (i) be taken into account for purposes of Indemnifying Shareholders’ indemnification obligations set forth in Article 11, or (ii) cure such breach or limit or otherwise affect the rights or remedies otherwise available to Buyer (including without limitation Buyer’s right to terminate this Agreement pursuant to Sections 10.1(a) or 10.1(c) hereof), in each case as if no such Disclosure Notice had been given.

6.6 Payment Of Indebtedness. Except as expressly provided in this Agreement, the Company and Shareholders will cause all (i) indebtedness owed to the Company by any Shareholder or any Related Person of any Shareholder, and (ii) funded debt owed by the Company to any Person, to be paid in full prior to Closing and shall cause any Encumbrance related thereto to be waived or released.

6.7 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 10, the Company and Shareholders will not, and will cause the Company, NexGen and each of their Representatives not to, directly or indirectly receive, accept, review, entertain, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or of all or substantially all of the assets of the Company or NexGen, or any of the capital stock of the Company or NexGen, or any merger, consolidation, business combination, or similar transaction involving the Company or NexGen, or any licensing or sale of the Intellectual Property Assets or Future Technology (other than in the Ordinary Course of Business). The Company and Shareholders shall immediately advise the Buyer in writing of the terms of any oral or written offer, proposal or indication of interest that any Shareholder, the Company, NexGen or any of their Representatives receives or otherwise becomes aware relative to any of the foregoing, which notice shall identify the offeror and the terms of such offer.

6.8 Best Efforts; Voting. Between the date of this Agreement and the Closing Date, the Company and each Shareholder will use its Best Efforts to cause the conditions in Articles 8 and 9 to be satisfied. Each Shareholder executing this Agreement agrees that it shall vote all Shares owned by such Shareholder in favor of the Merger and shall not assert dissenters’, appraisal or similar rights, and hereby waives any dissenters’, appraisal or similar rights such Shareholder may have with respect to the Merger.

6.9 Termination Of Company Plans. At the request of Buyer, Shareholders and the Company will terminate any and all Company Plans, including, but not limited to, any Company Plan intended to include a Code Section 401(k) arrangement, to be effective as of the date immediately preceding the Closing Date or on such other date that precedes the Closing Date as agreed upon between the Parties. Upon request from Buyer, the Company shall provide Buyer with a copy of the Company’s Board resolutions terminating the Company Plans in accordance with this Section 6.9.

6.10 Permitted Actions.

(a) The Company has informed Buyer that Shareholders, the Company and certain employees of the Company are organizing a limited liability company (“NexGen”) for the purpose of developing certain technology which the parties have mutually designated (“Future Technology”) which is not being used and is not expected to be used in the future, in the Company’s products. Completion of the formation process and transfer of the Company’s interest in the Future Technology and Livonia Property to NexGen as described in this Section 6.10 will not be deemed outside the Ordinary Course of Business to the extent that each of the other Persons named as members of NexGen in the NexGen Company Agreement (as defined below) timely makes to NexGen the contributions of cash and other property required of such Person under the NexGen Company Agreement and the other requirements set forth in this Section 6.10 are met.

(i) On or prior to the Closing, each Shareholder and other Person that is named in the NexGen Company Agreement as a member of NexGen shall have entered into the limited liability company agreement “NexGen Company Agreement” in the form of Exhibit 6.10(a) setting forth the required contributions, ownership interests and rights and obligations of the members of NexGen.

(ii) NexGen will be formed solely for the purposes described in Section 6.10(a) and from the formation of NexGen through and including the Closing Date, (i) the membership interests in NexGen (the “NexGen Membership Interests”) will be held solely by those Persons named in the NexGen Company Agreement as members of NexGen (“NexGen Members”), (ii) other than the NexGen Membership Interests held by the NexGen Members as shown in the NexGen Company Agreement, there shall be no authorized or issued and outstanding membership or other equity or ownership interests in NexGen, or any options, warrants or other rights exercisable for and convertible into membership or other equity or ownership interests in NexGen, (iii) the NexGen Members will be the only record and beneficial owners and holders of the NexGen Membership Interests, free and clear of all Encumbrances, (iv) all of the NexGen Membership Interests shall have been validly issued and shall be fully paid and nonassessable, (v) none of the NexGen Membership Interests shall have been issued in violation of the Securities Act or any other Legal Requirement, (vi) NexGen shall not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, (vii) NexGen shall have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, matured or unmatured or otherwise), (viii) NexGen shall not conduct any business or enter into any Contract other than the Services, License and Distribution Agreement, and (ix) NexGen shall have no assets other than the Intellectual Property Rights related to the Future Technology contributed to NexGen by the Company and the cash amounts paid by the Persons named in the NexGen Company Agreement as members of NexGen.

(iii) Promptly following the formation of NexGen, the Company and the Shareholders that are NexGen Members shall cause NexGen to deliver to Buyer true and correct copies of the fully executed NexGen Company Agreement and other Organizational Documents of NexGen, each of which shall be true, complete and correct when delivered and on the Closing Date. The Company and Shareholders that are NexGen Members shall cause NexGen to make available to Buyer the books of account, minute books, stock record books and other records of NexGen, all of which shall be complete and correct and maintained in accordance with sound business practices.

(iv) The Company shall execute and those Shareholders that are NexGen Members shall cause NexGen to execute on or before the Closing an agreement in the form of Exhibit 6.10(a)(iv) hereto (the “Services, License and Distribution Agreement”).

(b) From the date of this Agreement through the Closing Date, the Company shall not own, have any Contract to acquire, or have any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, limited liability company, association or other Person other than NexGen.

(c) Between the date of this Agreement and the Closing Date, the Company will be permitted to declare or pay a dividend or other distribution or payment to Shareholders, provided it delivers prior written notice to Buyer of any such action, and provided, further, that Shareholders acknowledge that any such dividend or other distribution or payment will reduce the dollar amount of the Working Capital as of the Closing Date but will not reduce the dollar amount of the Target Working Capital stated in Section 3.1(b).

(d) Shareholders shall jointly and severally indemnify and hold harmless Buyer and the Company for, and will pay to Buyer or the Company, any federal, state, local or foreign Taxes imposed or assessed upon the Company with respect to the transactions contemplated in this Section 6.10.

6.11 Title Report and Survey. Shareholders and the Company shall cause to be provided to Buyer a survey and preliminary title report (each a “Title Document”) with respect to the Owned Property no less than twenty-one (21) days prior to the Closing Date. At any time on or prior to the Closing Date, Buyer may provide written notice to Shareholders Representative of Buyer’s objections to any encumbrances, exceptions to title and other endorsements that reflect facts inconsistent with any representation or warranty made by Company or Shareholders in this Agreement.

6.12 Data Room. Simultaneous with the execution of this Agreement, the Company and Shareholders shall deliver to Buyer a true and complete electronic copy of all items in the Data Room which shall include, without limitation, all of the items which Shareholders or the Company may make available to Buyer in the Data Room pursuant to the terms of this Agreement.

7. COVENANTS OF BUYER PRIOR TO CLOSING DATE.

7.1 Approvals Of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Shareholders with respect to all filings that Shareholders are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Shareholders in obtaining all consents identified in Part 4.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

7.2 Best Efforts. Except as set forth in the proviso to Section 7.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Articles 8 and 9 to be satisfied.

8. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.

The respective obligations of Buyer and Buyer Sub to consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer or Buyer Sub, in whole or in part):

8.1 Accuracy Of Representations. The Company’s and Shareholders’ representations and warranties in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority; No Conflict), Section 4.3 (Capitalization), Section 4.9 (Taxes), Section 4.19 (Environmental Matters) and Section 4.22 (Intellectual Property) (considered collectively), and each of these representations and warranties (considered individually), were accurate in all material respects as of the date of this Agreement, and will be accurate in all material respects as of the Closing Date as if made on the Closing Date as supplemented before Closing pursuant to a Disclosure Notice delivered to Buyer in accordance with Section 6.5.

8.2 Shareholder Performance. All of the covenants and obligations that any Shareholder is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), have been duly performed and complied with in all material respects.

8.3 Consents. Each of the items identified in section 1 of Part 4.2 of the Disclosure Letter shall have been obtained.

8.4 Additional Documents. The Company and Shareholders have delivered to Buyer such other documents as Buyer may reasonably request for the purpose of, (a) evidencing the accuracy of any of the Company’s or Shareholders’ representations and warranties as of the Closing Date, (b) evidencing the performance by the Company and Shareholders of, or the compliance by the Company and Shareholders with, any covenant or obligation required to be performed or complied with by the Company or any Shareholder on or prior to the Closing Date, (c) evidencing the satisfaction of any condition referred to in this Article 8, or (d) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

8.5 No Proceedings.

(a) Since the date of this Agreement, there must not have been commenced or Threatened by any Person against Buyer, the Company, NexGen or any Shareholder, or against any Person affiliated with Buyer, the Company, NexGen or any Shareholder, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

(b) Since the date of this Agreement, there must not have been commenced or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company or NexGen, or (b) is entitled to all or any portion of the Total Merger Consideration.

8.6 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.7 Additional Conditions Of Buyer.

(a) At no time has the Company entered into any Contract or consented to any Order or settlement that, in Buyer’s sole discretion, could reasonably be expected to effect the Intellectual Property Assets or other assets of the Company, NexGen or Buyer following the Closing.

(b) NexGen and the Company shall have entered into the Services, License and Distribution Agreement.

(c) The NexGen Members (including the Company) shall have entered into the NexGen Company Agreement and Buyer shall have concluded that NexGen was duly formed and capitalized in accordance with the terms of this Agreement and the NexGen Company Agreement.

(d) The Company, the Escrow Agent and the Shareholders Representative shall have entered into the Escrow Agreement, which shall be in full force and effect as of the Closing Date.

(e) Each of A. Paul Schaap, Hashem Akhavan-Tafti and Gary T. Priestap shall have delivered to Buyer non-competition agreements in the form of Exhibit 8.7(e) (the “Non-competition Agreements”).

(f) The Company shall enter into and deliver to Buyer fully executed agreements (the “Employment Agreements”) in the form of Exhibit 8.7(f)(i) between the Company and each of the Company executives set forth on Exhibit 8.7(f)(ii) hereto (the “Executives”).

(g) Shareholders holding the requisite majority of the capital stock of the Company shall have approved this Agreement and the Merger and the transactions contemplated thereby.

(h) Holders of no more than ten percent (10%) of the capital stock of the Company outstanding immediately prior to the Effective Time shall have exercised or given notice of their intent to exercise appraisal rights or dissenters’ rights in accordance with applicable Legal Requirements.

(i) The Company and all Shareholders shall have delivered to Buyer Certificates representing all of the Shares held by the Shareholders, including shares issued upon the exercise of the Options on or prior to the Closing Date in accordance with Section 2.6; provided, however, that to the extent any Shareholder has not made such delivery at the Closing, Buyer may elect to consummate the Merger but shall not make payment to any such Shareholder prior to delivery of such Shareholder’s Certificates representing all of the Shares held by such Shareholder.

(j) The Company shall have terminated all Options that were not exercised prior to the Closing.

(k) At the Closing, the Company and all Shareholders shall have delivered or caused to be delivered to Buyer all of the agreements, instruments and documents required to be delivered to Buyer pursuant to the foregoing provisions of this Section 8.7, together with:

(1) the written and, other than with reference to the consummation of the Merger, unconditional resignations of all of the current members of the board of directors of the Company, effective as of the Effective Time;

(2) Schedule 2.2, updated as of the Closing Date to the reasonable satisfaction of Buyer; and

(3) certificates dated as of a date within a reasonable period of time prior to the Closing Date as to the good standing of the Company, executed by the appropriate officials of the State of Michigan.

(l) At the Closing, the Company shall have delivered a certificate signed by the secretary of the Company certifying, as complete and accurate as of the Closing Date, (i) the complete Organizational Documents of the Company, (ii) the resolutions or actions of each of the shareholders and the board of directors of the Company approving the execution, delivery and performance of this Agreement and the Shareholder Closing Documents and the consummation of the Contemplated Transactions, and (iii) the incumbency and signatures of the officers of the Company executing this Agreement and the Shareholder Closing Documents, as applicable.

(m) At the Closing, Shareholders and the Company shall have delivered to Buyer an electronic copy of all items in the Data Room, which copy shall be updated to be true and complete as of the Closing Date.

(n) On or prior to the Closing, the Company and Shareholders shall have caused all (i) indebtedness owed to the Company by any Shareholder or any Related Person of any Shareholder, and (ii) funded debt owed by the Company to any Person, to be paid in full prior to Closing and any Encumbrance related thereto to be waived or released.

8.8 Certificate Of Non-Foreign Status. The Company shall have delivered to Buyer a properly executed certificate of non-foreign status, as described in section 1.1445-2(b)(2) of the Income Tax Regulations, in a form satisfactory to Buyer.

8.9 No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect on the Company or NexGen, or any development likely to result in a Material Adverse Effect on the Company or NexGen. At the Closing, Buyer shall have received a certificate to such effect executed by the Company’s President or Chief Executive Officer of the Company and of NexGen.

8.10 Waiting Period. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have expired or been terminated, and any other necessary waiting periods or determinations relating to Governmental Body filings shall have expired or been obtained.

8.11 Title Insurance. At the Closing, First American Title Insurance Company (the “Title Company”) shall have delivered policies of title insurance, issued at standard rates, insuring Buyer’s (or its designee’s) marketable title in and to the Owned Property in fee simple, free and clear of all Encumbrances, other than the matters set forth on Schedule B of the preliminary title report provided to Buyer, including such endorsements and affirmative coverages identified therein; provided that the matters set forth on Schedule B of any preliminary title report provided to Buyer would not, individually or in the aggregate, materially and adversely affect the Company or Buyer’s ability to operate the business of the Company after the Closing. The Company and Shareholders shall provide all such affidavits, indemnities (in respect of title) and other such information, in such form as the Company or Shareholders Representative shall reasonably approve and as the Title Company reasonably shall require, in order to afford such coverage. Buyer shall bear the cost of obtaining such title insurance. In addition, Buyer shall have received the Title Documents with respect to each parcel of Owned Property, which shall not reflect any statement of facts inconsistent in any material respect with any representation or warranty made by the Company or Shareholders in this Agreement, and which shall be in form and substance reasonably satisfactory to Buyer.

9. CONDITIONS PRECEDENT TO SHAREHOLDERS’ OBLIGATION TO CLOSE.

The respective obligations of the Company and Shareholders to consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company or Shareholders, in whole or in part):

9.1 Accuracy Of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.2 Buyer’s Performance.

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), will have been performed and complied with in all material respects.

(b) Buyer will have delivered a certificate executed by Buyer to the effect that each of Buyer’s representations and warranties in this Agreement was accurate as of the date of the Agreement and, as supplemented before the Closing in accordance with Section 6.5 is accurate as of the Closing Date as if made on the Closing Date.

(c) Buyer shall have entered into the Escrow Agreement, which shall be in full force and effect as of the Closing Date.

9.3 No Injunction. There will not be in effect any Legal Requirement or any injunction or other Order that prohibits the Merger and has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.4 Waiting Period. The waiting period under the HSR Act shall have expired or been terminated, and any other necessary waiting periods or determinations relating to Governmental Body filings shall have expired or been obtained.

10. TERMINATION.

10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by Buyer if a material breach of any of the representations and warranties in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority; No Conflict), Section 4.3 (Capitalization), Section 4.9 (Taxes), Section 4.19 (Environmental Matters) and Section 4.22 (Intellectual Property) has been committed by the Company or any Shareholder and such breach has not been waived by Buyer;

(b) by Shareholders if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by the Shareholders Representative;

(c) by Buyer if (i) the Company, any Shareholder or Shareholders Representative has delivered a Disclosure Notice to Buyer, (ii) the representation, warranty or covenant specified in such Disclosure Notice would not be true and correct in all material respects but for delivery of such Disclosure Notice, and (iii) the breach set forth in such Disclosure Notice or in all Disclosure Notices, individually or in the aggregate, would be, or would reasonably be expected to be, materially adverse to the Company;

(d) (i) by Buyer if any of the conditions in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Shareholders, if any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Shareholder to comply with its obligations under this Agreement) and Shareholders have not waived such condition on or before the Closing Date;

(e) by mutual consent of Buyer and Shareholders; or

(f) by either Buyer or Shareholders if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date which is one hundred fifty (150) days after the date of this Agreement or such later date as the Parties may agree upon.

10.2 Effect Of Termination. Each Party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 13.4 and 13.5 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

11. INDEMNIFICATION; REMEDIES.

11.1 Survival; Right To Indemnification Not Affected By Knowledge.

(a) All representations and warranties in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter in accordance with Section 6.5 and the certificate delivered pursuant to Section 8.7(l) will survive the Closing for a period of three (3) years, except that the representations and warranties contained in (i) Section 4.19 (Environmental Matters) shall survive for a period of ten (10) years, and (ii) Section 4.1 (Organization and Good Standing), Section 4.2 (Authority; No Conflict), Section 4.3 (Capitalization), Section 4.9 (Taxes), Section 4.26 (Brokers or Finders) and Section 6.10 (Permitted Actions) shall survive until the date which is thirty (30) days after the expiration of the statute of limitations applicable to the subject matter of such representations. Notwithstanding the foregoing:

(1) the expiration of any representations, warranties, covenants and obligations in this Agreement shall not apply to claims based upon fraud or willful misrepresentation; and

(2) the representation, warranty, covenant or obligation that is the subject matter of a timely notice given pursuant to Section 11.6(a) shall not so expire with respect to such notice or any subsequent notice that is reasonably related to the subject matter of such notice, but rather shall remain in full force and effect until such time as each and every claim that is based upon, or that reasonably relates to the subject matter of such notice or any such subsequent notice has been fully and finally resolved.

(b) The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants, and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. For purposes of determining whether any inaccuracy of a representation or warranty has occurred and whether any Indemnified Person has suffered, sustained or become subject to any Damages as a result thereof, the representations and warranties contained in this Agreement shall apply without giving effect to any “material,” “materially” or “Material Adverse Effect” or similar qualifications contained therein. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. All covenants, obligations and agreements to be performed after the Closing Date shall survive for the period set forth herein or therein.

11.2 Indemnification And Payment Of Damages By Indemnifying Shareholders. The Shareholders receiving Merger Consideration (“Indemnifying Shareholders”) will jointly and severally indemnify and hold harmless Buyer, the Company, NexGen and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, Order, Contract, settlement, claim, damage (including incidental and consequential damages sought in any third-party claim), expense (including costs of investigation and defense and reasonable attorneys’ fees), or Tax, whether or not involving a third- party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by the Company or any Shareholder in this Agreement, the Disclosure Letter or any Disclosure Notice with respect thereto, or any other certificate or document delivered to Buyer pursuant to this Agreement either as of the date of this Agreement or as of the Closing Date (in each such case whether or not any Shareholder, the Shareholders Representative or the Company has delivered a Disclosure Notice with respect thereto);

(b) any breach by the Company or any Shareholder of any covenant or obligation of the Company or any Shareholder in this Agreement;

(c) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date;

(d) any sales, use, transfer, real property gains, documentary and stamp taxes, income taxes (relating to the income of any Shareholder or any Related Person of any Shareholder) and recording and filing fees applicable to the Contemplated Transactions;

(e) the matter disclosed in Part 4.3 of the Disclosure Letter with respect to a judgment of divorce;

(f) any claim related to NexGen made by any Person where such claim relates to the formation of NexGen, capitalization of NexGen, the NexGen Company Agreement or the Organizational Documents of NexGen;

(g) any claim related to Dissenting Shares, Dissenting Shareholders or compliance or failure to comply with applicable Legal Requirements relating to dissenters’ rights or appraisal rights;

(h) any claim or cost incurred relating to the indemnification of current or former directors or officers of the Company as described in Section 13.13 below; or

(i) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Shareholder or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

Except for remedies that cannot be waived by Legal Requirement, claims of fraud or willful misconduct and injunctive and provisional relief, the remedies provided in this Article 11, shall be the exclusive remedy available to Buyer and the other Indemnified Persons for matters described in this Section 11.2.

11.3 Indemnification And Payment Of Damages By Buyer. Buyer will indemnify and hold harmless Shareholders, and will pay to Shareholders the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

11.4 Limitations on Indemnification.

(a) Threshold Amount. Notwithstanding anything to the contrary contained in this Agreement, Indemnifying Shareholders will not be liable for any indemnification under Section 11.2(a) unless the amount of such indemnification for which Indemnifying Shareholders would, but for the provisions of this Section 11.4, be liable exceeds, on an aggregate basis, Five Million Dollars ($5,000,000) (the “Threshold Amount”), in which case Indemnifying Shareholders shall be liable for all such indemnification, including the Threshold Amount, which will be due and payable in accordance with this Article 11.

(b) Cap on Damages. Subject to Section 11.4(c), the aggregate liability of Indemnifying Shareholders for (i) any indemnification obligations pursuant to Section 11.2(a) (other than for any Environmental Breach) shall not exceed Fifteen Million Dollars ($15,000,000) (the “Liability Cap”), and (ii) any indemnification obligations pursuant to Section 11.2(a) with respect to Section 4.19 (Environmental Matters) (an “Environmental Breach”) shall not exceed the amount equal to seventy-five percent (75%) of the dividends paid by the Company to Shareholders between September 15, 2006 and the Closing Date (including the Closing Date).

(c) No Threshold Amount; No Limitation. Notwithstanding anything else, the Threshold Amount and Liability Cap shall not apply to any indemnification obligations of Indemnifying Shareholders arising, directly or indirectly, from or in connection with any claim relating to Dissenting Shares or Dissenting Shareholders. In addition, the Threshold Amount and Liability Cap shall not apply to any indemnification obligations of Indemnifying Shareholders arising, directly or indirectly, from or in connection with any claim relating to or any breach of any representation, warranty or covenant made by the Company or Shareholders in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority; No Conflict), Section 4.3 (Capitalization), Section 4.9 (Taxes), Section 4.26 (Brokers or Finders) and Section 6.10 (Permitted Actions) unless a Disclosure Notice is provided with respect thereto, in which case, such indemnification obligations shall be subject to the Threshold Amount and the Liability Cap.

11.5 Escrow.

(a) Payment From Escrow Amount. Any indemnification payments made by Indemnifying Shareholders pursuant to Section 11.2(a) shall be paid from the Escrow Amount as set forth in the Escrow Agreement; provided, however, that the rights of Buyer to seek indemnification for (i) those items listed in Section 11.4(c) hereunder, or (ii) any Environmental Breach, shall not be limited to the Escrow Amount or in any other respect (other than the limitation set forth in Section 11.4(b)(ii) above). All fees and expenses set forth in the Escrow Agreement shall be shared equally by Buyer on the one hand and Shareholders on the other hand. Neither the exercise of, nor the failure to exercise, Buyer’s rights under this Article 11 will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it hereunder.

(b) Escrow Reimbursement. Buyer may seek indemnification for (i) those items listed in Section 11.4(c)(i) hereunder, or (ii) any Environmental Breach, directly from Indemnifying Shareholders or from the Escrow Amount; provided, however, that Buyer shall first seek such indemnification from the Escrow Amount. In the event that any indemnification payments are paid from the Indemnity Escrow, within seven (7) days after such withdrawal, Shareholders jointly and severally shall restore the Indemnity Escrow to the amount thereof immediately prior to such withdrawal by depositing with the Escrow Agent, for credit to the Indemnity Escrow, an amount equal to the amount so withdrawn.

11.6 Procedure For Indemnification — Third Party Claims.

(a) Promptly after receipt by an Indemnified Person or Shareholder (each in this context, an “Indemnified Party”) of notice of the commencement of any Proceeding against it for which such Person may seek indemnification against a Shareholder (under Section 11.2) or Buyer (under Section 11.3) (each in this context, and “Indemnifying Party”), respectively, such Indemnified Party will, if a claim is to be made against an Indemnifying Party under such Section, give written notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve it of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Proceeding is prejudiced by the Indemnifying Party’s failure to give such notice (it being understood, however, that where any of the Shareholders would otherwise be an Indemnified Party or Indemnifying Party, all references to such term as used in the procedural provisions of this Section 11.6 and in Section 11.7 shall instead refer to the Shareholders Representative).

(b) If any Proceeding referred to in Section 11.6(b) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification and that the Indemnifying Party is solely and irrevocably responsible for the claims made in that Proceeding; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten days after the Indemnified Party’s notice is given, give written notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

(c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Each Indemnifying Party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on any Indemnifying Party with respect to such a claim anywhere in the world.

11.7 Procedure For Indemnification — Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.8 Adjustment to Purchase Price. Any indemnification payments made pursuant to this Article 11 shall be treated for Tax purposes as an adjustment to the Total Merger Consideration.

12. TAX MATTERS.

12.1 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Shareholders for certain tax matters following the Closing Date:

(a) To the extent such Taxes are not reflected in the Closing Balance Sheet as current liabilities or are not accounted for in the Closing Working Capital as finally determined pursuant to Section 3.3, Shareholders shall pay any and all federal, state, local and other Taxes imposed or assessed at any time upon the Company or any Subsidiary, or on any of its or their assets, or with respect to any receipts, income, sales, transactions or other business activities of the Company or any Subsidiary (including without limitation the transfer of the Company’s interest in the Future Technology to NexGen as provided in Section 6.10 above), with respect to the Pre-Closing Period. Any amount owed by Shareholders pursuant to the immediately preceding sentence shall be paid within the later of fifteen (15) days after Buyer’s request for such payment and ten (10) days prior to the date of which the Buyer is required to pay or cause to be paid any such Tax. The Shareholders Representative, at the expense of the Shareholders, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all period ending on or prior to the Closing Date that are filed after the Closing Date. The Tax Returns referred to in the immediately preceding sentence shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in Legal Requirement. To the extent such Taxes are not reflected in the Closing Balance Sheet as current liabilities or are not accounted for in the Closing Working Capital as finally determined pursuant to Section 3.3, Shareholders shall timely pay and discharge all Taxes shown to be due by the Company on such Tax Returns. No later than thirty (30) business days prior to the due date of such Tax Return. The Shareholders Representative shall provide Buyer with a copy of each income, franchise and single business Tax Return in the form proposed to be filed for Buyer’s review and approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this Agreement, neither the Shareholders Representative nor any Shareholder shall file, or permit the Company to file, any amended income, franchise or single business Tax Return relating to the Company (or otherwise change such Tax Returns to make an election) with respect to taxable periods ending on or prior to the Closing Date without the written consent of Buyer if such amendment adversely affects Buyer or the Company, unless required to do so by Legal Requirement. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the company and its Subsidiaries required to be filed with respect to any Straddle Period. Buyer shall permit the Shareholders Representative to review and comment (within fifteen (15) days following delivery) on each income, franchise and single business Tax Return described in the immediately preceding sentence prior to filing; provided, that the adoption of such comments shall be subject to the consent of Buyer, which consent shall not be unreasonably withheld. Shareholders shall not be responsible for the payment of any Taxes attributable to pre-closing activities of the Company that are properly reflected as deferred Tax liabilities on the Closing Balance Sheet and which Taxes were not required to be reported on a Tax Return for the Company for any period ending on or prior to the Closing Date.

(b) Apportionment of Taxes. In order to apportion appropriately any Taxes of the Company or any Subsidiary relating to any Straddle Period, the Parties hereto will, to the extent permitted under applicable Legal Requirement, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the Company. In any case where applicable Legal Requirement does not permit the Company to treat the Closing Date as the last day of the taxable year or period with respect to Taxes that are payable with respect to a Straddle Period, the allocation of Taxes shall be made as follows:

(i) in the case of Taxes based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes attributable to any Pre-Closing Period or Post-Closing Period included in the Straddle Period shall be determined by closing the books of the Company or such Subsidiary as of the close of business on the Closing Date and by treating each of such Pre-Closing Period and Post-Closing Period as a separate taxable year, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis; and

(ii) in the case of Taxes that are determined on a basis other than income, gross receipts or specific transactions, the amount of Taxes attributable to any Pre-Closing Period included in the Straddle Period shall be equal to the amount of such Taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period included in the Straddle Period and the denominator of which is the total number of days in the Straddle Period, and the amount of such Taxes attributable to any Post-Closing Period included in a Straddle Period shall be the excess of the amount of the Taxes for the Straddle Period over the amount of Taxes attributable to the Pre-Closing Period included in such Straddle Period.

(iii) In the event that a dispute arises between the Shareholders Representative or any Shareholder and Buyer as to the apportionment of Taxes or indemnification or any matter relating to Taxes attributable to the Company, the Parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate Party. If such dispute is not resolved thirty (30) calendar days thereafter, the Parties shall submit the dispute to the Accounting Arbitrator for resolution, which resolution shall be final, conclusive, and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Accounting Arbitrator in resolving this dispute shall be borne equally by the Shareholders and Buyer.

(c) Shareholders shall be responsible for, and shall pay to Buyer, the sum of (i) the amount by which any anticipated Tax benefits from any Tax losses which may be carried forward to a Post-Closing Period, to the extent included in Working Capital as current assets on the Closing Balance Sheet, exceed the actual Tax benefits realized by the Company and its affiliates from such Tax losses carried forward to a Post-Closing Period, and (ii) the amount by which any refundable Taxes or Tax benefits for any Pre-Closing Period, to the extent included in Working Capital as current assets on the Closing Balance Sheet, exceed the actual Tax refunds received by the Company and its affiliates for any Pre-Closing Period. Any amount owed by Shareholders pursuant to the immediately preceding sentence shall be paid to Buyer within fifteen (15) days after Buyer’s request for such payment or, if within five (5) days after receipt of such request Shareholders submit the matter to the Accounting Arbitrator for resolution, within ten (10) days after the Accounting Arbitrator has made its final determination

12.2 Cooperation on Tax Matters.

(a) Buyer, Shareholders, the Shareholders Representative and the Company shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 12.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are potentially relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company, as the case may be, shall allow the other Party to take possession of such books and records.

(b) Buyer and Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

12.3 Audits. The Company and the Subsidiaries shall provide the Shareholders Representative with notice of any written inquires, audits, examinations or proposed adjustments by the Internal Revenue Services or any other Governmental Body that relates to any Pre-Closing Tax Periods within thirty (30) days of receipt of such notice. The Shareholders Representative shall represent the interests of the Company and the Subsidiaries in any Tax audit or other proceedings relating to any taxable periods ending on or prior to the Closing Date, employing counsel of its choice at the expense of the Shareholders, and shall settle any issues and to take any other action sin connection with such proceedings relating to such taxable periods; provided, however, that the Shareholders Representative shall keep Buyer informed of the status of any such proceedings, shall provide Buyer with copies of any pleadings, correspondence, and other documents, as Buyers may reasonably request, shall consult with Buyer prior to the settlement of any such proceedings and shall obtain the prior written consent of Buyer prior to the settlement of any such proceedings that could adversely affect Buyer, the Company or any Subsidiary in any taxable period ending after the Closing Date; and provided further, however, that Buyer and counsel of its own choosing shall have the right to participate in the prosecution of defense of such proceedings at Buyer’s sole expense. Buyer shall control all other Tax audits or proceedings of the Company and the Subsidiaries.

12.4 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

12.5 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions shall be borne by Shareholders.

13. GENERAL PROVISIONS.

13.1 Shareholders Post-Closing Release. Effective as of the Closing Date, each Shareholder hereby releases and discharges the Company, its Subsidiaries and NexGen (whether in such Shareholder’s capacity as a shareholder, director, officer, employee or otherwise) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company, its Subsidiaries or NexGen, and such Shareholder from the beginning of time through the Closing, it being understood, however, that such release shall not operate to release the Company or Buyer from any indemnity obligations, if any, under Article 11. Each Shareholder acknowledges that the Legal Requirements of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Shareholder acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Shareholder agrees that, effective as of the Closing, such Shareholder shall be deemed to waive any such provision. Each Shareholder further agrees that such Shareholder shall not (i) institute a Proceeding based upon, arising out of, or relating to any of the released claims, (ii) participate, assist, or cooperate in any such Proceeding, or (iii) encourage, assist and/or solicit any third party to institute any such Proceeding.

13.2 Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Shareholders shall bear such costs incurred by the Company. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

13.3 Public Announcements. The Shareholders Representative, the Company and Buyer have agreed to the text of the press release announcing the signing of this Agreement and the Contemplated Transactions contemplated hereby. The Shareholders Representative and Buyer shall provide to each other any subsequent press releases related to this Agreement and the

Transactions and shall consult with each other before issuing or making any such release and neither Buyer on the one hand nor Shareholders Representative or any Shareholder on the other hand will issue any such press release or make any such public statement without the prior written consent of the other (it being understood that the Shareholders Representative shall have the right to grant consents on behalf of the Shareholders). Buyer may, without obtaining the prior consent of Shareholders, issue such press release or make such public statements as Buyer determines in good faith, following consultation with legal counsel, are required by Legal Requirements or the rules and regulations of the New York Stock Exchange, if it has used all reasonable efforts to consult with the Shareholders Representative. Buyer, Shareholders, the Company and the Shareholders Representative shall, and shall cause their respective Representatives, to comply with this Section 13.3.

13.4 Confidentiality.

(a) Between the date of this Agreement and the Closing Date, Buyer, Shareholders Representative and Shareholders will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company and NexGen to maintain in confidence, and not use to the detriment of Buyer, Company, NexGen or another party any written information stamped “confidential” when originally furnished by another party or NexGen in connection with this Agreement or the Contemplated Transactions, unless (1) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (2) such information is independently developed by such party without use of such information of the other party, (3) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (4) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

(b) If the Contemplated Transactions are not consummated, each Party will return or destroy as much of such written information as the other Party may reasonably request. Notwithstanding anything else and whether or not the Closing takes place, Shareholders waive, and will upon Buyer’s request cause the Company, its Subsidiaries and NexGen to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company its Subsidiaries or NexGen except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

(c) Each Shareholder shall hold, and shall use reasonable commercial efforts to cause its Representatives after the Closing to hold in strict confidence all confidential information relating to the business of Buyer, the Company and each of the Company’s Subsidiaries, including without limitation the Intellectual Property Assets, except as required by Legal Requirement or administrative process and except for information that is publicly available on the Closing Date or thereafter becomes publicly available, in each case, other than as a result of a breach of this Section 13.4.

13.5 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

Shareholders, to the Shareholders Representative:	A. Paul Schaap c/o Lumigen, Inc. 22900 W. Eight Mile Road Southfield, Michigan 48034 Facsimile No.: (313) 821-1558

with copies to:

Snell & Wilmer

One Arizona Center

Phoenix, Arizona 85004-2202

Attention: Daniel M. Mahoney

Facsimile No.: (602) 382-6070

Fildew Hinks PLLC

3600 Penobscot Building

645 Griswold Street

Detroit, Michigan 48226-4291

Attention: John Fildew

Facsimile No.: (313) 961-0754

Company:	Lumigen, Inc. 22900 W. 8 Mile Road Southfield, Michigan 48033 Attention: President Facsimile No.: (248) 351-0518

with copies to:

Snell & Wilmer

One Arizona Center

Phoenix, Arizona 85004-2202

Attention: Daniel M. Mahoney

Facsimile No.: (602) 382-6070

Fildew Hinks PLLC

3600 Penobscot Building

645 Griswold Street

Detroit, Michigan 48226-4291

Attention: John Fildew

Facsimile No.: (313) 961-0754

Buyer:	Beckman Coulter, Inc. 4300 North Harbor Boulevard Fullerton, California 92835-3100 Attention: General Counsel Facsimile No.: (714) 773-7936

with a copy to:	Sheppard Mullin Richter & Hampton 333 South Hope Street, 48th Floor Los Angeles, California 90071-1448 Attention: Lawrence M. Braun Facsimile No.: (213) 443-2814

13.6 Jurisdiction; Service Of Process. Except as provided in Section 11.6(d) herein, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement solely may be brought against any of the Parties in the state or federal courts located in the State of Delaware and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

13.7 HSR Act.

(a) Each of Buyer, Company and Shareholders undertake and agree to file as soon as practicable, and in any event shall use commercially reasonable efforts to file prior to five (5) business days after the date hereof, a Notification and Report Form and documentary materials in respect of the transactions contemplated by this Agreement that substantially comply with the provisions of the HSR Act, and the rules thereunder, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Body relating to antitrust matters) if such filing is required. Each of Buyer, Company and Shareholders shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Body for additional information or documentation, (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Body not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, (iii) use reasonable commercial efforts to obtain an early termination of the applicable waiting period under the HSR Act, (iv) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (v) promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation Legal Requirements. No Party will be obligated (except as provided in the foregoing sentence) to take any action to obtain any clearance under the HSR Act or to resolve any objections that may be asserted by the applicable Governmental Body, including (without limitation) any obligation to execute agreements, assert or defend through litigation any claim asserted in any court, or sell, license or otherwise deal with any of its assets or contractual rights. Each of Buyer, Company and Shareholders shall (A) promptly notify the other Party of any written communication to that Party or its Affiliates from any Governmental Body and, subject to applicable Legal Requirement, permit the other Party to review in advance any proposed written communication to any of the foregoing, (B) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Body (other than telephone inquiries in the Ordinary Course of Business) in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate thereat, and (C) to the extent permitted under applicable Legal Requirement, furnish the other Party with copies of all correspondence and written communications between such Party and its affiliates and their respective representatives, on the one hand, and any Governmental Body, on the other hand, with respect to this Agreement and the transactions contemplated hereby (unless the furnishing of such information would (1) violate the provisions of any applicable Legal Requirement or any confidentiality agreement or (2) cause the loss of the attorney-client privilege with respect thereto; provided that each such Party shall use its reasonable commercial efforts to promptly communicate to the other Party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate applicable Legal Requirement or cause the loss of the attorney-client privilege with respect thereto). Notwithstanding the above provisions, neither Party shall be required to provide the other with a copy of the Notification and Report Form filed pursuant to this provision or of the documentary materials filed therewith. The notifications made and information shared pursuant to this provision shall be made through counsel and shall be subject to a joint-defense agreement. No action taken by any Party pursuant to a court order shall be deemed to violate this Section 13.7(a). Buyer shall be responsible for paying all applicable filing fees due pursuant to any filings or information submissions required under this Section 13.7.

(b) Except as otherwise provided herein, the obligations of the Parties under this Section 13.7 shall not include any requirement of Company, Shareholders or Buyer to expend money (other than normal legal and professional fees or filing fees), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

13.8 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.9 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement; provided, however that the Shareholders Representative shall have the right to take any such action on behalf of the Shareholders.

13.10 Entire Agreement And Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment, it being understood that the Shareholders Representative shall have the right to amend this Agreement on behalf of the Shareholders.

13.11 Disclosure Letter.

(a) The disclosures in the Disclosure Letter must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

13.12 Shareholders Representative.

(a) Upon the approval of the Shareholders of this Agreement, for all purposes under this Agreement and the Escrow Agreement, the Shareholders hereby designate A. Paul Schaap to serve as the sole and exclusive representative of the Shareholders (the “Shareholders Representative”) with respect to the matters set forth in this Agreement, and agree that Buyer and Escrow Agent shall be entitled to rely upon any actions taken by the Shareholders Representative as the duly authorized action of the Shareholders Representative on behalf of each Shareholder (other than any Dissenting Shareholder) with respect to any matters set forth in this Agreement and the Escrow Agreement. If A. Paul Schaap at any time is unable, due to incapacity or otherwise, to serve as Shareholders Representative, then Gary T. Priestap shall serve as successor Shareholders Representative. Each successor Shareholders Representative, if required to serve, shall sign an acknowledgement in writing agreeing to perform and be bound by all of the provisions of this Agreement applicable to the Shareholders Representative. Each successor Shareholders Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholders Representative, and the term “Shareholders Representative” as used herein shall be deemed to include any successor Shareholders Representative.

(b) Service by the Shareholders Representative shall be without compensation except for the reimbursement by the Shareholders of out-of-pocket expenses specifically provided herein.

(c) Each Shareholder hereby appoints and constitutes the Shareholders Representative as his or its true and lawful attorney-in-fact, with full power in his name and to act on his or its behalf according to the terms of this Agreement. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Shareholder, by operation of Legal Requirement, whether by such Shareholder’s death, disability, protective supervision or any other event. The Shareholders Representative shall promptly deliver to each Shareholder any notice received by the Shareholders Representative concerning this Agreement.

(d) Neither the Shareholders Representative nor any agent employed by the Shareholders Representative shall be liable to any Shareholder relating to the performance of such Shareholders Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders Representative constituted fraud or were taken or not taken in bad faith. The Shareholders Representative shall be protected in acting upon any notice, statement or certificate believed by the Shareholders Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. Neither the Shareholders Representative nor any agent employed by the Shareholders Representative shall be liable to the Buyer or any Affiliate of the Buyer by reason of this Agreement or the performance of Shareholders Representative’s duties hereunder or otherwise.

13.13 Amendment to Company Organizational Documents. Buyer agrees that the rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Closing now existing in favor of the current or former directors and officers of the Company as provided in the Articles of Incorporation and Bylaws of the Company shall survive the Closing and shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of such directors or officers thereunder, unless an alteration or modification of such document is required by applicable Legal Requirement or the director or officer affected thereby otherwise consents in writing thereto.

13.14 Assignments, Successors, And No Third-Party Rights. Neither Party may assign any of its rights under this Agreement without the prior consent of the other Parties (it being agreed that the Shareholders Representative shall have the right to grant consents on behalf of the Shareholders) except that Buyer may assign any of its rights under this Agreement to any (i) subsidiary or affiliate of Buyer, or (ii) subsequent purchaser of the capital stock of the Surviving Corporation (whether by merger, stock purchase or otherwise) or of all or substantially all of the assets of the Surviving Corporation. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

13.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.16 Section Headings, Construction. The headings of Sections and Articles in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Article” refer to the corresponding Section or Article of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

13.17 Time Of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.18 Governing Law. This Agreement will be governed by the internal laws of the State of Delaware without regard to conflicts of law principles (whether of the State of Delaware or any other jurisdiction); provided, however, that the provisions of Article 1 with respect to the Merger shall be governed by the MBCA.

13.19 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

14. DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 14:

“Applicable Contract” means any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which any of the assets owned or used by the Company is or may become bound.

“Balance Sheet” is defined in Section 4.4.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Business Agreement” is defined in Section 4.17.

“Buyer” is defined in the first paragraph of this Agreement.

“Closing” is defined in Section 1.2.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, purchase or acquisition rights, conversion rights, exchange rights, or other Contracts that require the Company to issue any shares of its capital stock or other ownership interest or any other interest described in and of (b) through (e) below; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for, in each case with or without consideration, any capital stock or ownership interest of the Company; (c) statutory pre-emptive rights or pre-emptive rights granted under the Company’s Organizational Documents; (d) rights of first refusal, tag-along rights, co-sale rights, drag-along rights, piggyback rights, buy-sell arrangements, or voting agreements with respect to the Company; or (e) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to the Company.

“Company” is Lumigen, Inc., a Michigan corporation.

“Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

“Company Plan” or “Company Plans” is defined in Section 4.11(a).

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including (a) the Merger; (b) the execution, delivery, and performance of the Employment Agreements, the Non-competition Agreements, the NexGen Company Agreement and the Escrow Agreement; (c) the performance by Buyer and Shareholders of their respective covenants and obligations under this Agreement; and (d) Buyer’s exercise of control over the Company.

“Contract” means any agreement, contract, license, lease, guaranty, sales or purchase order, obligation, promise, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” is defined in Section 11.2.

“Data Room” is defined in Section 4.1(b).

“Disclosure Letter” means the Disclosure Letter delivered by Shareholders to Buyer concurrently with the execution and delivery of this Agreement.

“Disclosure Notice” is defined in Section 6.5(b).

“Employment Agreements” is defined in Section 8.7(f).

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to (a) any environmental, health, or safety matters or conditions (including on-site or off- site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means with respect to the Company, any other Person that together with the Company would be or was at any time treated as a single employer under IRC §§ 414(b), (c), (m) or (o).

“Escrow Agent” is defined in Section 2.3(a).

“Escrow Amount” is defined in Section 2.3(a).

“Escrow Agreement” is defined in Section 2.3(a).

“Executives” is defined in Section 6.7(g).

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

“FDA” means the U.S. Food and Drug Administration, and any successor agency or entity thereto that may be established thereafter.

“Future Technology” is defined in Section 6.10(a).

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 2.4(b) were prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-Governmental Body of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Substances in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

“Hazardous Substance” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substance, oil or Hazardous Substance or other chemical or substance regulated by any Environmental Laws.

“HSR Act” is defined in Section 8.10.

“Indemnity Escrow” is defined in Section 2.3(a).

“Intellectual Property Assets” means all Intellectual Property Rights owned, used, or licensed by the Company as licensee or licensor.

“Intellectual Property Rights” means (i) all fictional business names, trade names, trade dress, logos, domain names, product names and slogans, and trademarks, service marks, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide (collectively, “Marks”); (ii) all inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, improvements thereto, invention disclosures, and other rights of invention, worldwide, including without limitation any reissues, divisions, continuations and continuations in part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent (collectively, “Patents”); (iii) all copyrights in both published works and unpublished works, all rights in copyrights, including moral rights, website content, and other rights or authorship and exploitation, and any applications, registrations and renewals in connection therewith, worldwide (collectively, “Copyrights”); (iv) all know how, trade secrets, confidential information, technical information, including without limitation, web site user information, business and marketing plans, advertising statistics, any other financial, marketing and business data, technical data, specifications, schematics, customer lists, software, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); (v) to the extent not covered by subsections (i) through (iv), above, software, web site registrations, domain names and web sites (including all related computer code and content); (vi) rights to exclude others from appropriating any of such intellectual property, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights or priority and protection or interests therein; and (vii) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“Interim Balance Sheet” is defined in Section 4.4.

“IRC” means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means actual knowledge of a fact or other matter following the exercise of a reasonable duty of inquiry and investigation with respect to such fact or other matter.

“Knowledge of the Company” means the Knowledge of A. Paul Schaap, Hashem Akhavan-Tafti, Richard S. Handley and Gary T. Priestap.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Livonia Property” is defined in Section 4.6.

“Material Adverse Effect” means, with respect to any Person, any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, financial condition, properties, assets or operations of such Person and its Subsidiaries, taken as a whole, and as currently conducted other than any change, effect, event, circumstance, occurrence or state of facts relating to (a) the economy or the financial markets in general, (b) the industry in which such Person and its Subsidiaries operates in general, (c) war, outbreak of hostilities or terrorist attacks, (d) the announcement of this Agreement or the transactions contemplated hereby, (e) changes in applicable laws or regulations after the date hereof, or (f) changes in GAAP or regulatory accounting principles after the date hereof.

“Non-competition Agreements” is defined in Section 8.7(e).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Options” is defined in Section 4.3.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is not required to be authorized by the board of directors of such Person and is consistent with the usual and customary practices of such Person ; and

(b) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“NexGen Company Agreement” is defined in Section 6.10(a).

“Organizational Documents” means (a) the articles of incorporation and the bylaws of a corporation; (b) any articles of organization and operating agreements of a limited liability company, (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

“Owned Property” means all real property and interests in real property and the buildings, structures and improvements thereon owned by the Company.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Post-Closing Period” means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Straddle Period beginning immediately after the Closing Date and ending on the last day of a Straddle Period.

“Pre-Closing Period” means (i) any taxable period ending at or before the close of business on the Closing Date and (ii) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending at the close of business on the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Regulatory Approvals and Product Registrations” means such official governmental approvals and registrations as may be required before a product may lawfully be sold in a certain country and such approvals of selling prices of products as may be necessary in connection with any social security reimbursement thereof.

“Related Person” means with respect to:

(a) a particular individual: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

(b) a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (ii) or (iii).

For purposes of this definition, (i) the “Family” of an individual includes (A) the individual, (B) the individual’s spouse and former spouses, (C) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (D) any other natural person who resides with such individual, and (ii) ”Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, contractor, subcontractor, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“SEC” means the United States Securities and Exchange Commission.

“Shareholders Representative” is defined in Section 3.12.

“Shareholders” means the Persons who are the record holders of the Shares.

“Shares” is defined in Section 2.2.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subsidiary” – with respect to any Person (the “Owner”), means any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Target Working Capital” is defined in Section 3.1(b).

“Tax or “Taxes” means (a) any and all federal, state, local or foreign taxes, imposts, levies or other like assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties and other taxes of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (a), and (c) any transferee liability in respect of any items described in clauses (a) and/or (b).

“Tax Returns” means all returns, declarations, reports, estimates, information returns, statements, elections, disclosures and schedules required to be filed with any taxing authority in respect of any Taxes (including any attachments thereto or amendments thereof).

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Threshold Amount” has the meaning set forth in Section 11.4(a).

“Working Capital” means an amount equal to: (i) the Company’s current assets, minus (ii) the Company’s current liabilities, calculated in accordance with GAAP; provided that (i) any anticipated Tax benefit from any Tax losses which may be carried forward to a Post-Closing Period shall be treated as a current asset of the Company and (ii) any refundable Taxes or Tax benefits for any Pre-Closing Period shall be treated as a current tax asset for the purposes of the Working Capital determination.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

“SHAREHOLDERS”
A. Paul and Carol C. Schaap Charitable Remainder Unitrust, Dated September 28, 2006

By:	/s/ S.K. Campbell
Plante Moran Trust, Trustee, S.K. Campbell

The A. Paul and Carol C. Schaap Foundation

By:	/s/ Michael D. Vander Weele
Comerica Bank, Trustee, Michael D. Vander Weele

/s/ A. Paul Schaap
A. Paul Schaap

/s/ Hashem Akhavan- Tafti
Hashem Akhavan-Tafti

/s/ Gary T. Priestap
Gary T. Priestap

/s/ Richard S. Handley
Richard S. Handley

Hashem Akhavan-Tafti TTEE of the Hashem Akhavan-Tafti Main Trust u/t/a dated December 19, 2003

By:	/s/ Hashem Akhavan- Tafti
Hashem Akhavan-Tafti, Trustee

“BUYER”

Beckman Coulter, Inc. a Delaware corporation

By:	/s/ Scott Garrett
Scott Garrett, President and Chief Executive Officer

“BUYER SUB”

NLAcqCo Inc. a Michigan corporation

By:	/s/ Scott Garrett
Scott Garrett, President and Chief Executive Officer

“COMPANY”

Lumigen, Inc. a Michigan corporation

By:	/s/ A. Paul Schaap
A. Paul Schaap, President

“SHAREHOLDERS REPRESENTATIVE”

/s/ A. Paul Schaap
A. Paul Schaap